     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                            ASPECT DEVELOPMENT, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                  7372                         25-162285
(State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)             Classification Number)           Identification No.)

                              1300 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA  94043
                                 (650) 428-2700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 DAVID S. DURY
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            ASPECT DEVELOPMENT, INC.
                              1300 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                            JAMES M. KOSHLAND, ESQ.
                           PAUL A. BLUMENSTEIN, ESQ.
                       GRAY CARY WARE & FREIDENRICH LLP
                              400 HAMILTON AVENUE
                       PALO ALTO, CALIFORNIA 94301-1825
                                (650) 328-6561


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                ---------------
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                   PROPOSED MAXIMUM         PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE         AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE(1)               PRICE(1)            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)   1,296,459 shares      $51.75              $67,091,753.25            $19,792.07
===================================================================================================================================

(1) Estimated solely for the purposes of determining the registration fee in accordance with Rule 457(c) of the Securities Act and based on the average of the high and low prices of the Common Stock of Aspect Development, Inc. as reported on the Nasdaq National Market on March 27, 1998.
                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                   SUBJECT TO COMPLETION, DATED APRIL 3, 1998

                                1,296,459 SHARES
                            ASPECT DEVELOPMENT, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

     The 1,296,459 shares of Common Stock, par value $0.001 ("Common Stock"), of Aspect Development, Inc., a Delaware corporation ("Aspect" or the "Company"), offered by this Prospectus (the "Shares") were issued in connection with the merger (the "CADIS Merger") of CADIS, Inc., a Delaware corporation ("CADIS"), with Hawaii Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Aspect ("Sub"), which was consummated on November 25, 1997. The Shares may be sold from time to time by or on behalf of certain former stockholders of CADIS (the "Selling Stockholders") who are described in this Prospectus under "Selling Stockholders." As part of the CADIS Merger, the Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to use its best efforts to cause the registration statement covering the Shares to remain effective until November 25, 1998. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in The Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.
See "Plan of Distribution."

     The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "ASDV." On March 31, 1998, the last sale price of the Company's Common Stock as reported on The Nasdaq National Market was $54.88.

     Except as described in this Prospectus under "Plan of Distribution," the Company will pay all expenses incident to the offering and sale of the Shares to the public. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.
                         ______________________________

 THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY
  STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE
SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR,
           OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

                         ______________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                            AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS _____, 1998.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's website can be accessed at http://www.sec.gov.
The Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, at 1735 K Street, N.W., Washington D.C. 20006-1500.

     The Company has also filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                                  THE COMPANY

     Aspect develops, markets and supports enterprise client/server software and content products that enable manufacturers to improve product development and business processes through component and supplier management ("CSM"). Aspect's CSM solution can reduce the costs of production and non-production parts and accelerate manufacturing time-to-market by enabling users to effectively manage the components and commodities they buy, as well as the suppliers of those commodities across the enterprise. Aspect's products enable rapid search, comparison and selection of the optimal components and suppliers, promote the reuse of design and manufacturing knowledge, support the consolidation of the supply chain and facilitate automation of the related design and procurement processes. Aspect's CSM solution plays the role of "in-bound supply chain management," providing the information bridge between design and procurement, complementing the role of enterprise resource planning ("ERP") systems in planning, manufacturing and order entry and the role of product data management ("PDM") systems in design release and configuration management. The Aspect CSM solution provides several key business advantages, including a unified repository of all CSM data, powerful decision support, desktop access to industry-wide component content, rapid deployment and workflow/process automation. Aspect's CSM solution is licensed to global enterprises in many industry verticals including electronics and high technology, aerospace and defense, automotive, industrial process and consumer package goods.

     The Aspect CSM solution incorporates four interrelated elements: the Explore family of enterprise client/server software products, the VIP family of component and supplier content databases, Professional Services for legacy data conversion and business process consulting and the Krakatoa Web Catalog Publisher.

     . Aspect's Explore software, based on patent-pending, third generation object-relational technology, enables the creation and management of a unified enterprise repository of knowledge regarding components, suppliers and designs, facilitates the organization and cross-referencing of such knowledge for rapid search and reuse, and supports workflow/process automation.

     . The VIP family includes three major content databases: standard parts, known as VIP; commodity suppliers, known as VIS; and operational/ Maintenance Repair Operations (MRO) products, known as VIP-OPS. VIP, or very important parts, contains frequently updated industry-wide information regarding approximately 3 million standard electronic, electromechanical, and mechanical devices from more than 800 suppliers worldwide. VIS, or very important suppliers, is a consolidated database of major suppliers of commodities, including company, financial, qualification, and rating information. VIP-OPS, or very important parts-operational is a comprehensive catalog of operational and maintenance items, including information from more than 5,000 suppliers of equipment, tools, supplies and similar products.

     . CSM Professional Services include Data Services for migration, cleansing, normalization of existing customer component and supplier data, electronic catalog creation, and Business Process Services to implement CSM best practices for preferred parts management, supply chain consolidation, design reuse and similar uses.

     . Krakatoa supplies the technology to give manufacturers instant access to their specialized online databases. This software is currently being used by suppliers and the data aggregators who seek to publish content in an easily accessible manner on the Web (the "Web").

     Aspect's CSM solution operates in an open client/server environment allowing customers to use various UNIX servers from Sun Microsystems, Inc. ("Sun"), International Business Machines Corporation ("IBM"), Hewlett Packard Company ("HP") and Digital Equipment Corporation ("Digital"), as well as servers based on Microsoft NT. Customers can provide access to CSM data from all major client platforms, including traditional Windows and UNIX native clients as well as Web browser access. The Aspect CSM solution also includes standard interfaces and tools that facilitate CSM integration with ECAD, MCAD, ERP, PDM and other enterprise systems, including legacy systems. Aspect's products are designed to provide an out-of-the-box solution for rapid enterprise-wide deployment and are scalable from a divisional solution to an enterprise deployment of hundreds or thousands of users in a heterogeneous information technology environment. In order to provide a complete solution, Aspect offers consulting services to accelerate CSM data migration and implementation.

     The principal executive offices of Aspect are located at 1300 Charleston Road, Mountain View, California 94043, and its telephone number at that location is (650) 428-2700. The Aspect logo and Explore, Explore-Enterprise, Explore-CIS, VIP, Soft Model, Cascade Search, CIS, CADIS and Krakatoa are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                                  RISK FACTORS

     The following risk factors should be considered in conjunction with the other information included in this Prospectus before purchasing or otherwise acquiring the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus.

FLUCTUATIONS IN OPERATING RESULTS

     The Company's revenues and results of operations have varied on a quarterly and an annual basis in the past and are expected to vary significantly in the future. The Company's revenues and results of operations are difficult to forecast and could be materially adversely affected by many factors, some of which are outside the control of the Company, including, among others, the relatively long sales and implementation cycles for the Company's products; the size and the timing of individual license transactions; seasonality of revenues; changes in the Company's operating expenses; changes in the mix of products and services sold; timing of introduction or enhancement of products by the Company or its competitors; market acceptance of new products; technological changes in software or database technology; personnel changes and difficulties in attracting and retaining qualified sales, marketing, technical and consulting personnel; changes in customers' budgeting cycles; foreign currency exchange rates; quality control of products sold; and economic conditions generally and in specific industry segments.

     The Company's business has experienced and is expected to continue to experience seasonality, in part due to customer buying patterns and the Company's expense patterns. In recent years, the Company has generally had stronger demand for its products during the quarter ending December 31, and has incurred higher personnel costs in the quarter ending March 31. The Company believes that these patterns will continue for the foreseeable future.

     Licenses of the Company's client/server software and reference content products have historically accounted for a substantial majority of the Company's revenues, and the Company anticipates that this trend will continue for the foreseeable future. The Company generally ships its products within a short period of time after execution of a license. As a result, the Company typically does not have a material backlog of unfilled license orders, and revenues in any quarter are substantially dependent on license contracts signed in that quarter. The Company's expense levels are based, in part, on its expectations as to future revenues and to a large extent are fixed in the short term. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues, and any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate material adverse effect on the Company's business, financial condition and results of operations.

     As a result, it is likely that in some future period the Company's results of operations could fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely drop significantly.

LENGTHY SALES AND IMPLEMENTATION CYCLES

     The licensing of the Company's client/server software and reference content products generally requires the Company to engage in a sales cycle lasting six to twelve months or longer, during which the Company typically provides a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's standard products typically involves a significant commitment of resources by its customers over an extended period of time and is commonly associated with reengineering of product development and business processes.
For these reasons, sales and customer implementation cycles are susceptible to a number of significant delays over which the Company may have little or no control. Any delay in the sale or customer implementation of a larger license or a number of smaller licenses would have a material adverse effect on the Company's business, financial condition or results of operations and cause the Company's operating results to vary significantly from quarter to quarter.

RELIANCE ON ACCEPTANCE OF CSM SOLUTION

     Substantially all of the Company's revenues are derived from fees for licensed products and for services which enable CSM by manufacturers. The Company's future financial performance will depend to a large extent on the growth in the number of organizations adopting client/server software and reference content solutions for CSM and engaging outside vendors to provide and maintain such solutions. The Company's future growth, if any, will also depend upon the extent to which such organizations choose to implement CSM solutions across their enterprises and on their continued reliance on the Company's subscription, maintenance and support offerings. Because the CSM market is relatively new and evolving, it is difficult to assess or predict with any assurance its size or growth rate. There can be no assurance that the market for CSM products and services will continue to develop, or that the Company's CSM products or services will continue to achieve market acceptance. If the CSM market develops more slowly than expected or fails to attract new competitors, or if the Company's products do not continue to achieve broader market acceptance, the Company's business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE ON FEW PRODUCTS

     The Company currently derives substantially all of its revenues from the licensing of its Explore client/server software and VIP family of reference databases and fees from related services. These products and services are expected to continue to account for substantially all of the Company's revenues for the foreseeable future. The Company first made its Explore client/server software and VIP reference databases generally commercially available in the second quarter of 1995, and has issued regular updates since then. While the Company believes that to date its customers have not experienced significant problems with such products, if the Company's customers were to do so in the future or if they were dissatisfied with product functionality or performance, the Company's business, financial condition and results of operations would be materially adversely affected.

     There can be no assurance that the Company's products will continue to achieve broader market acceptance or that the Company will be successful in marketing its products or product enhancements. In the event that the Company's current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than the Company's products, demand for the Company's products would decline. A decline in demand for the Explore client/server software or the VIP family of reference databases as result of competition, technological change, evolution of the Internet or other factors would have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF EXPANDING OPERATIONS; KEY PERSONNEL

     The Company's business has grown rapidly in recent years, and the Company has experienced significant growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, which has placed a significant strain on the Company's management. The Company's future results of operations will depend in part on the ability of its officers and other key employees to continue to implement and expand its operational, customer support and financial control systems and to grow, train and manage its employee base. Should the Company's business continue to expand, there can be no assurance that the Company will be able to manage this expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operation.

RISKS RELATED TO ACQUISITIONS

     The Company acquired CADIS in November 1997. See Note 2 of Notes to the Consolidated Financial Statements. The successful integration of CADIS will require substantial additional attention from management. The majority of the costs associated with the acquisition have already been incurred, but the anticipated benefits of the acquisition will not be achieved unless the CADIS operations are successfully combined with the Company's. The diversion of the attention of management from the day-to-day operations of the Company, or difficulties encountered in the transition and integration process, could have a material adverse effect on the business, financial condition and results of operations of the Company.

     In connection with the acquisition of CADIS, the Company terminated current or potential contractual relationships between CADIS and certain customers of CADIS. Although the Company believes that this action was not in breach of contractual obligations of CADIS or any rights of other parties that may have existed at the time, there can be no assurance that any of these customers will not bring an action against CADIS or the Company claiming contract or tort damages arising out of the Company's termination of these relationships, or that, in the event any such action is brought, the Company will be successful in defending it.

     To implement its business plans, the Company may make further acquisitions in the future, which will require significant financial and management resources both at the time of the transaction and during the process of integrating the newly-acquired business into the Company's operations. The Company's operating results could be adversely affected if it is unable to successfully integrate such new companies into its operations. There can be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Company's sales or earnings, or that sales and earnings from combined businesses will not be adversely affected by the integration process. Certain acquisitions or strategic transactions may be subject to approval by the other party's board or stockholders, domestic or foreign governmental agencies or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned. Future acquisitions by the Company could also result in issuances of equity securities or the rights associated with the equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, contingent liabilities, amortization expenses related to goodwill and other intangible assets and expenses incurred to align the accounting policies and practices of the acquired companies with those of the Company. These factors could adversely affect the Company's future operating results, financial position and cash flows. As some of the Company's competitors have pursued a strategy of growth through acquisition, there is a risk that future acquisitions could be more expensive due to competition among bidders for target companies.

CUSTOMER CONCENTRATION

     Historically, a relatively small number of customers has accounted for a significant percentage of the Company's total revenues, and the Company expects that it will continue to experience significant customer concentration for the foreseeable future. In the year ended December 31, 1997 SAP AG ("SAP") accounted for 11% of revenues. No other customer in any of the three years ended December 31, 1997 accounted for more than 10% of revenues. There can be no assurance that such customers or any other customers will in the future continue to license or purchase products or services from the Company at levels that equal or exceed those prior periods, or at all.

COMPETITION

     The market for the Company's products is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for open, client/server software solutions, and the Company's competitors offer a variety of products and services to address this market. Among the Company's principal competitors is the Information Handling Systems division of IHS Group, Inc. ("IHS"), a privately held software and data publishing company. The Company had licensed a reference data product, CAPS, from IHS from 1992 until the license expired in October 1997. Prior to October 1997, the Company offered CAPS on a limited basis to certain current and potential customers who typically use it in addition to the Company's VIP reference databases. There can be no assurance that the Company will be able to retain all of these customers following the expiration of the Company's license to CAPS. Further, the Company currently faces indirect competition from third-party professional service organizations and internal management information systems and computer-aided design departments of potential customers that develop custom internal software.

     In the future, in light of relatively low barriers to entry in the software industry, the Company could experience additional competition from other established or emerging companies as the client/server application software market continues to develop and expand. In particular, Relational Database Management Systems ("RDBMS") vendors, enterprise resource planning ("ERP") firms, PDM vendors, supply chain management companies, computer aided design ("CAD") distributors or professional service providers may in the future enter the Company's market with competitive products. To the extent that the Company expands into Internet-based or other forms of delivery of data, the Company may encounter additional competition from its existing competitors and other established or emerging companies. Many of these potential competitors have well-established relationships with the Company's current and potential customers, have extensive knowledge of the client/server industry, better name recognition and significantly greater financial, technical, sales, marketing and other resources and are capable of offering single vendor solutions that span multiple industries. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of software industry consolidations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products.

DISTRIBUTION RISKS

     An integral part of the Company's strategy is to expand its direct sales force and to establish marketing, selling and consulting relationships both domestically and internationally. In addition, the Company intends to leverage its relationships with hardware and software vendors and systems integrators to encourage these parties to recommend or distribute the Company's products. The Company has invested resources and may invest additional resources to develop these channels. The ability of the Company to achieve revenue growth in the future will depend on its success in adding a substantial number of direct sales employees and establishing marketing, selling and consulting relationships during 1998 and future periods. There can be no assurance that the Company will be able to attract sufficient direct sales personnel, software vendors, systems integrators or other marketing or selling partners to market the Company's products effectively. There can be no assurance that the cost of the Company's investment in direct and indirect sales channels will not exceed the revenues generated from such investment, if any, or that the Company's sales and marketing organization will successfully compete against the sales and marketing organizations of the Company's competitors.

INTERNATIONAL SALES

     In fiscal 1995, 1996 and 1997, international sales accounted for approximately 18.9%, 20.3%, and 17.0% of the Company's revenues, respectively. In addition, although the Company records revenues based on the billing location, certain domestic billings include licenses that may be deployed by customers or resold through indirect channels into international locations. The Company expects that international sales will continue to account for a significant percentage of the Company's revenues for the foreseeable future. However, there can be no assurance that the Company will achieve any significant degree of penetration in any international market.

     There are a number of risks inherent in the Company's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. International sales are denominated and collected in both U.S. and foreign currency. Accordingly, a portion of the Company's international revenues are subject to currency fluctuation risks. In those jurisdictions in which the Company's sales are denominated in foreign currency, fluctuations in such currencies could adversely affect the profitability of sales made in such jurisdictions and therefore adversely affect the Company's business, financial condition or results of operations. Further, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets where the Company's sales are denominated in U.S. dollars. The Company to date has engaged in foreign currency hedging denominated in U.S. dollars only to a limited extent. In addition, the Company's revenues earned in various countries in which the Company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the revenues from the Company's future international sales and, consequently, the Company's financial condition and results of operations.

     Significant fluctuations in currency exchange rates against the U.S. dollar, such as the recent significant fluctuations in Asian currencies, may cause deferrals, delays and cancellation of orders. The financial systems in Japan, South Korea, Taiwan, Singapore, and other Asian nations have experienced significant turmoil. Recently announced financial failures by leading Asian financial institutions have increased concerns over Asian economic stability. Such turmoil in the financial markets has caused manufacturers in these countries to delay or defer capital expenditures. Diminished economic growth in Asia could reduce consumer demand for the Company's products and related services.

NEED TO DEVELOP, MAINTAIN AND IMPROVE REFERENCE CONTENT PRODUCTS

     The Company's VIP component reference databases are comprised of a large amount of information supplied by component suppliers that requires frequent updating and expansion. As a result, the Company must continue to invest substantial resources in its reference content products. The information regarding components and suppliers contained in the Company's VIP component reference databases is derived from supplier databooks and is not proprietary to the Company. Therefore, other parties may independently create similar reference data products. Furthermore, the Company currently plans to develop, license or acquire reference content products for additional global vertical markets, which will impose significant additional burdens on its content product development efforts. As the information contained in the Company's reference content products expands or if the Company's customer base demands more frequent updates, unforeseen problems with entering, updating, managing or delivering the data could arise. Because the Company's customers rely on the information contained in the Company's VIP family of component reference databases to design and procure components for their products, the accuracy, completeness and currency of the information in those content products is critical. To the extent that the Company is unable to keep its reference content products accurate, complete or current, its customers may become dissatisfied with these products and discontinue their purchase of the Company's products and services. In the event that the Company's VIP family of component reference databases is or is perceived to be inaccurate, incomplete or out-of-date, the Company's business, financial condition and results of operations could be materially adversely affected.

RISK OF PRODUCT DEFECTS

     Software and reference content products as complex as those offered by the Company frequently contain undetected errors or failures when first introduced or when new versions are released. The Company has in the past discovered software bugs and data errors in certain of its products and enhancements, both before and after initial shipment. There can be no assurance that, despite testing by the Company and its customers, errors will not occur in products, data or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH EMERGING INTERNET MARKET

     A portion of the Company's strategy is to leverage the Web to provide access to its VIP reference databases, as well as to additional value-added content. The Company may devote substantial resources to developing products designed for use with the Web, and there can be no assurance that the revenues generated, if any, from the use of the Web will be greater than the costs of developing and modifying products for such use. Further, the Company's solutions may be rendered obsolete by, or less valuable in comparison to, competitive solutions made possible by future development of the Web. If this were to occur, the Company's business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE ON PROPRIETARY AND LICENSED TECHNOLOGY

     The Company's success is heavily dependent upon proprietary technology.
The Company relies primarily on a combination of copyright, trademarks, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. The Company seeks to protect its software, published data, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.

     The Company has submitted a patent application for various technology innovations in its Explore client/server software. In addition, certain patent applications have been filed by CADIS, but patents have not yet been issued. There can be no assurance that any such patents will be issued or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringements.

     While the Company is not aware that any of its products infringes the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that it may increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Company or at all, which could have a material adverse effect upon the Company's business, financial condition or results of operations.

     In addition, the Company relies on certain software and data that it licenses from third parties, including software and data that are used in the Company's products to perform certain functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The Company believes that substantially all of the software it licenses is available from vendors other than the Company's current vendors and could be replaced with equivalent software in a timely manner. However, it is possible that the loss of or inability to maintain any of these software licenses could result in delays or cancellations in products shipments until equivalent software can be identified and licensed or developed and integrated with the Company's products. Any such delay or cancellation could materially adversely affect the Company's business, financial condition and results of operations.

RISKS RELATED TO CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"). In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the Delaware Law) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Company's By-Laws provide that only the Company's Chief Executive Officer, a majority of the members of the Company's Board of Directors or holders of capital stock constituting at least 10% of the outstanding voting power may call a special meeting of stockholders. This provision of the By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. This provision also may have the effect of preventing changes in the management of the Company.

YEAR 2000 COMPLIANCE

     Although the Company believes that all of its products will record, store, process, calculate and present calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"), Year 2000 Compliant issues may arise with respect to customers' internal management systems or third party suppliers that may result in unforeseen costs or delays to the Company and therefore may have a material adverse effect on the Company.

CONCENTRATION OF STOCK OWNERSHIP

     The present directors, executive officers and 5% stockholders of the Company and their affiliates beneficially own approximately 44.3% of the outstanding Common Stock. As a result, these stockholders may be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

BLANK CHECK PREFERRED STOCK

     The Board of Directors has authority to issue up to 2,000,000 shares of Preferred Stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997. This information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                      AS OF
                                                                   DECEMBER 31,
                                                                       1997
                                                                     -------
                                                                (IN THOUSANDS)


Capital Lease Obligations                                             $     11
Stockholders' equity:
  Preferred stock, $0.001 par value
     Authorized:  2,000 shares
     Issued and outstanding: 0 shares                                       --
  Common stock; $0.001 par value
     Authorized:  20,000 shares
     Issued and outstanding:  14,433 shares (1)                         81,627
  Notes receivable from Stockholders                                      (320)
  Deferred Compensation                                                   (376)
  Accumulated translation adjustment                                      (302)
  Accumulated deficit                                                  (22,055)
                                                                      --------
     Total Stockholders' equity                                         58,574
                                                                      --------
     Total Capitalization                                             $ 58,585
                                                                      ========

(1) Excludes 3,021,000 common shares issuable upon the exercise of stock options outstanding as of December 31, 1997 at a weighted average exercise price of $18.35 per share and 603,000 additional common shares reserved as such date of grant of future options or direct issuance under the company's option plans. See Note 4 of Notes to Consolidated Financial Statements.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been trading publicly in the over-the-counter market and on the Nasdaq National Market under the symbol "ASDV" since May 24, 1996, the first trading date of the Common Stock in the Company's initial public offering. The following table sets forth, for the periods indicated, the range of quarterly high and low closing sales prices for the Common Stock on the Nasdaq National Market.


     YEAR ENDED DECEMBER 31, 1996                     HIGH      LOW
     ----------------------------                   ------    ------
        Second quarter (May 24 to June 30)            $36.50   $19.50

        Third quarter                                  33.25    18.00

        Fourth quarter                                 41.00    20.25


     YEAR ENDED DECEMBER 31, 1997
     ----------------------------
             First quarter                            $34.00   $18.88

             Second quarter                            30.00    16.75

             Third quarter                             44.00    24.25

             Fourth quarter                            53.13    36.75


HOLDERS OF COMPANY STOCK

     As of December 31, 1997, the Company had approximately 177 stockholders of record.

DIVIDENDS

     The Company has not paid cash dividends on its Common Stock and does not plan to pay cash dividends to its stockholders in the near future. The Company currently intends to retain its earnings to finance further growth of its business.

                 SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA

     The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes thereto and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.

          The information in the tables below, representing Consolidated Statements of Operations Data and Consolidated Balance Sheet Data has been restated to include the financial position of CADIS at the respective year end dates and results of its operations for each of the five years in the period ended December 31, 1997.

                                        CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------------------------------
                                                            1993          1994          1995          1996         1997
                                                         -----------   -----------   -----------   ----------   -----------
Revenues:
  Licenses                                                $   2,521     $   3,998     $   8,123     $  16,043    $  26,892
  Subscription and maintenance                                  715         2,974         5,141         9,392       13,594
  Service and other                                             762         2,327         2,299         5,023        9,443
                                                      --------------------------------------------------------------------
     Total revenues                                           3,998         9,299        15,563        30,458       49,929
                                                      --------------------------------------------------------------------

Cost of revenues:
  Cost of license revenues                                      106           197           298           612          346
  Cost of subscription and maintenance
     revenues                                                   261           735         1,142         1,206        2,676
  Cost of service and other revenues                            353         1,634         1,291         2,689        5,027
                                                      --------------------------------------------------------------------
    Total cost of revenues                                      720         2,566         2,731         4,507        8,049
                                                      --------------------------------------------------------------------
Gross profit                                                  3,278         6,733        12,832        25,951       41,880
                                                      --------------------------------------------------------------------

Operating expenses:
  Research and development                                    3,481         4,012         6,031         8,762       11,213
  Sales and marketing                                         2,295         3,982         7,128        13,540       26,730
  General and administrative                                    926         1,629         2,253         4,030        5,304
  Costs incurred in merger                                        -             -             -             -        4,312
                                                      --------------------------------------------------------------------
    Total operating expenses                                  6,702         9,623        15,412        26,332       47,559
                                                      --------------------------------------------------------------------
Net loss before interest and taxes                           (3,424)       (2,890)       (2,580)         (381)      (5,679)
Interest and other income                                       104           112           268         1,805        3,066
Interest and other expense                                      (70)          (46)          (83)         (209)        (665)
                                                      --------------------------------------------------------------------
Net income (loss) before taxes                               (3,390)       (2,824)       (2,395)        1,215       (3,278)
Taxes                                                             -           144           150           330        1,593
                                                      --------------------------------------------------------------------
Net income                                                $  (3,390)    $  (2,968)    $  (2,545)    $     885    $  (4,871)
                                                      ====================================================================
Net income (loss) per share  basic (1) (2)                                            $   (0.28)    $    0.07    $   (0.35)
                                                                                 =========================================
Net income (loss) per share  diluted (1) (2)                                          $   (0.28)    $    0.06    $   (0.35)
                                                                                 =========================================
Number of shares used in computing
  per share amounts  basic (1)                                                            9,025        12,005       13,817
Number of shares used in computing
  per share amounts diluted (1)                                                           9,025        13,755       13,817

(1) Earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128) and Staff Accounting Bulletin No. 98 (SAB 98). See
     Note 1 of Notes to Consolidated Financial Statements.

(2)  Net income (loss)  per share for 1995 and 1996 are pro forma computations.


                                             CONSOLIDATED BALANCE SHEET DATA

                                                      (IN THOUSANDS)

                                                                          AS OF DECEMBER 31,
                                                  ------------------------------------------------------------------------
                                                     1993            1994            1995            1996            1997
                                                    ------          ------          ------          ------          ------

Cash and short-term investments                  $   4,258       $   3,999      $    6,095      $   57,831      $   55,056
                                                  ========================================================================
Working capital                                  $   3,413       $   2,344      $    3,927      $   56,440      $   48,521
                                                  ========================================================================
Total assets                                     $   6,499       $   7,696      $   14,159      $   73,273      $   81,720
                                                  ========================================================================
Long-term obligations, less
  current portion                                $   2,259       $   2,297      $    2,620      $    2,365      $       11
                                                  ========================================================================
Stockholders' equity                             $   1,953       $   1,331      $    3,855      $   58,746      $   58,574
                                                  ========================================================================

                                                     ASPECT DEVELOPMENT, INC.

                                                   STATEMENT OF OPERATIONS  DATA

                                            (EXCLUDING THE  OPERATING RESULTS OF CADIS)

                                                          (IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                   1993         1994         1995         1996            1997
                                                   ----         ----         ----         ----            ----
Revenues:
  Licenses                                       $  2,476     $    3,478     $ 7,143    $  12,263     $   24,238
  Subscription and maintenance                        715          2,962       4,964        8,943         12,596
  Service and other                                   762          2,044       1,586        3,029          7,532
                                                 ---------------------------------------------------------------
     Total revenues                                 3,953          8,484      13,693       24,235         44,366
                                                 ---------------------------------------------------------------

Cost of revenues:
  Cost of license revenues                            106            197         298          612            346
  Cost of subscription and maintenance
     revenues                                         261            735         938        1,116          2,503
  Cost of service and other revenues                  353          1,333         612        1,679          3,055
                                                 ---------------------------------------------------------------
    Total cost of revenues                            720          2,265       1,848        3,407          5,904
                                                 ---------------------------------------------------------------
Gross profit                                        3,233          6,219      11,845       20,828         38,462
                                                 ---------------------------------------------------------------

Operating expenses:
  Research and development                          2,388          3,096      4,859         7,052         8,697
  Sales and marketing                               1,728          3,047      4,490         8,819        18,922
  General and administrative                          517          1,084      1,660         2,975         4,379
  Costs incurred in merger                              -              -          -             -         1,712
                                                 ---------------------------------------------------------------
    Total operating expenses                        4,633          7,227     11,009        18,846        33,710
                                                 --------------------------------------------------------------

Net income (loss) before interest and taxes       (1,400)        (1,008)        836         1,982         4,752
Interest and other income                             37             78          78         1,566         2,740
Interest and other expense                           (70)           (46)        (83)         (209)         (665)
                                                 --------------------------------------------------------------
Net income (loss) before taxes                    (1,433)          (976)        831         3,339         6,827
Taxes                                                  -            144         150           330         1,593
                                                 ---------------------------------------------------------------
Net income (loss)                                $(1,433)      $ (1,120)    $   681     $   3,009     $   5,234
                                                 ==============================================================



                                                      ASPECT DEVELOPMENT, INC

                                                        BALANCE SHEET DATA

                                         (EXCLUDING THE ASSETS AND LIABILITIES OF CADIS)

                                                          (IN THOUSANDS)


                                                                               AS OF DECEMBER 31,
                                              ------------------------------------------------------------------------------

                                                   1993          1994             1995              1996              1997
                                                  -----         -----            ------            ------            ------
Cash and short-term investments                  $   2,955     $   2,437        $    3,159      $   47,818        $   52,675
                                              ==============================================================================
Working capital                                  $   2,163     $     854        $    1,024      $   45,485        $   47,872
                                              ==============================================================================
Total assets                                     $   4,990     $   5,439        $    9,979      $   59,000        $   75,456
                                              ==============================================================================

Long-term obligations, less
   current portion                               $     273     $     311        $      634      $      379        $       11
                                              ==============================================================================
Stockholders' equity                             $   2,490     $   1,374        $    2,134      $   48,754        $   56,861
                                              ==============================================================================

                                                            CADIS, INC.

                                                   STATEMENT OF OPERATIONS DATA

                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------

                                                           1993           1994        1995          1996        1997
                                                           -----          ----        ----          ----        ----
Revenues:
  Licenses                                            $      45     $   520      $   980     $   3,780     $   2,654
  Subscription and maintenance                                -          12          177           449           998
  Service and other                                           -         283          713         1,994         1,911
                                                 -------------------------------------------------------------------
     Total revenues                                          45         815        1,870         6,223         5,563
                                                 -------------------------------------------------------------------

Cost of revenues:
  Cost of license revenues                                    -           -            -             -             -
  Cost of subscription and maintenance
    revenues                                                  -           -          204            90           173
  Cost of service and other revenues                          -         301          679         1,010         1,972
                                                 -------------------------------------------------------------------
    Total cost of revenues                                    -         301          883         1,100         2,145
                                                 -------------------------------------------------------------------
Gross profit                                                 45         514          987         5,123         3,418
                                                 -------------------------------------------------------------------

Operating expenses:
  Research and development                                1,093         916        1,172         1,710         2,516
  Sales and marketing                                       567         935        2,638         4,711         7,808
  General and administrative                                409         545          593         1,055           925
  Costs incurred in merger                                    -           -            -             -         2,600
                                                 -------------------------------------------------------------------
    Total operating expenses                              2,069       2,396        4,403         7,486        13,849
                                                 -------------------------------------------------------------------
Net loss before interest and taxes                       (2,024)     (1,882)      (3,416)       (2,363)      (10,431)
Interest and other income                                    67          34          190           239           326
                                                 -------------------------------------------------------------------
Net loss                                              $  (1,957)   $ (1,848)   $  (3,226)    $  (2,124)    $ (10,105)
                                                 ===================================================================

                                                 CADIS, INC.

                                             BALANCE SHEET DATA

                                               (IN THOUSANDS)

                                                                                AS OF DECEMBER 31,
                                                      -----------------------------------------------------------------
                                                          1993             1994        1995         1996          1997
                                                          ----             ----        ----         -----         ----
Cash and short-term investments                       $   1,303         $  1,562     $ 2,936     $ 10,013       $ 2,381
                                                      =================================================================
Working capital                                       $   1,250         $  1,490     $ 2,903     $ 10,955       $   649
                                                      =================================================================
Total assets                                          $   1,509         $  2,257     $ 4,180     $ 14,273       $ 6,264
                                                      =================================================================

Long-term obligations, less
   current portion                                    $   1,986         $  1,986     $ 1,986     $  1,986       $     -
                                                      ==================================================================
Stockholders' equity (deficit)                        $    (537)        $    (43)    $ 1,721     $  9,992       $  1,893
                                                      ==================================================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The discussion set forth below contains, in addition to historical information, certain trend analyses and forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These trend analyses and forward-looking statements are subject to certain risks and uncertainties, including those discussed below, under "Risk Factors" and elsewhere in the Prospectus. The Company's actual results could differ significantly from the results discussed in the trend analyses and forward-looking statements. In this report and elsewhere in the Prospectus, the words "anticipates," "believes," "expects," "intends," "may," "future" and similar expressions identify trend analyses and forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

OVERVIEW

     The Company develops, markets and supports enterprise client/server software and reference content products that enable manufacturers to improve product development and business processes through component and supplier management. The Company was incorporated in 1990 and was in the development stage, engaging primarily in research and development, until 1992. In 1992, the Company commenced shipment of its first generation component and supplier management software product, CIS 1.0. The Company's second generation CSM software product, Explore, first became generally commercially available in the second quarter of 1995. In 1993, the Company began development of component reference content products, and its first internally developed reference content products, VIP, became generally commercially available in the second quarter of 1995.

     In November 1997, the Company acquired CADIS, a developer of CSM solutions. In the acquisition, the Company issued approximately 1.4 million shares of its Common Stock in exchange for all of the outstanding Common Stock and options of CADIS. The acquisition was accounted for as a pooling of interests, and, except where specified, the financial statements of the Company and the information herein have been restated to include the results of CADIS for all periods. The acquisition of CADIS augmented the Company's portfolio of CSM products with the addition of Krakatoa, a Web based catalog publishing software product.

     Excluding the effects of the acquisition of CADIS, the Company's revenues have increased from $4.0 million in 1993 to $44.4 million in 1997 as a result of greater market acceptance of the Company's CIS products and the introduction of the Explore and VIP products. Taking the CADIS acquisition into account, the Company's revenues have grown to $49.9 million over the same period. Excluding the effects of the CADIS acquisition, the Company realized operating losses in 1993 and 1994 but achieved limited profitability in 1995 and increased profitability in 1996 and 1997. The losses in 1993 and 1994 and the limited profitability in 1995 primarily reflect the Company's substantial investment in research and development to build its software and reference content products and in sales and marketing to expand its marketing presence, while the increased profitability in 1996 and 1997 reflected increased market acceptance of the Company's products, which caused revenues to increase at a greater rate than operating expenses. Taking the CADIS acquisition into account, the Company recorded a smaller profit in 1996 and losses in 1995 and 1997. The differences between these results on a consolidated basis and Aspect's results on a stand-alone basis primarily reflect the fact that, during this period, CADIS was an early-stage company whose primary focus was on developing its initial commercial products and entering the CSM market, and therefore incurred substantial software development and marketing expenses that were only partially offset by licensing revenues. The consolidated loss incurred in 1997 also reflected costs and expenses associated with the Company's acquisition of CADIS. See Note 2 of Notes to Consolidated Financial Statements.

     Licenses of the Company's software and reference content products have historically accounted for the substantial majority of the Company's revenues, and the Company anticipates that this will continue for the foreseeable future. Accordingly, any decline in the demand for or market acceptance of the Company's software or reference content products would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced significant revenue growth in recent periods, there can be no assurance that the Company will sustain such growth in revenues or that the Company will return to profitability in the future on a quarterly or an annual basis. A significant portion of the Company's revenues has historically been derived from relatively large sales to a limited number of customers, and the Company expects that this trend will continue for the foreseeable future. The license of the Company's software and data products generally requires the Company to engage in a sales cycle of six to twelve month or longer and to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. For these reasons, sales cycles are subject to a number of significant delays over which the Company has little or no control. Accordingly, any delay in the sale of a larger license or a number of smaller licenses would have a material adverse effect on the Company's business, financial condition and results of operations and would cause the Company's operating results to vary significantly from quarter to quarter.

     The Company's revenues consist of: license revenues, subscription and maintenance revenues and service and other revenues. License revenues are comprised principally of perpetual license fees for the Company's client/server software and reference content products. Subscription and maintenance revenues are comprised principally of annual subscription and maintenance fees for the Company's products, including its Explore client/server software, its VIP family of component reference databases and the CAPS reference content product. CAPS was licensed from Information Handling Systems, Inc. ("IHS") pursuant to a license that expired in October 1997, after which the Company discontinued offering it for sale. Service and other revenues are comprised principally of fees for consulting, development and training services performed by the Company. The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants (the "AICPA") Statement of Position ("SOP") 91-1 on Software Revenue Recognition. License revenues are recognized after execution of a license agreement, or receipt of a definitive purchase order, and shipment of the product if no significant vendor obligations remain and collection of the resulting receivables is deemed probable. Product returns and sales allowances (which were not significant through December 31, 1997) are estimated and provided for at the time of sale. When delivery involves significant installation obligations at multiple sites, revenues are recognized on a per-site basis upon completion of installation. Revenues from subscription and maintenance agreements are deferred and recognized on a straight-line basis over the life of the related agreement, which is typically twelve months. Service revenues from training and consulting are recognized upon completion of the work to be performed. Development revenues are recognized in accordance with the terms of the agreements, generally when related costs have been incurred.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements and is required to be adopted by the Company beginning in fiscal 1998. Additionally, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas and major customers. SFAS No. 131 will be effective for the Company for fiscal 1998 and will apply to both annual and interim financial reporting. The Company is evaluating the potential impact of these accounting pronouncements on required disclosures, but believes that SFAS No. 130 and SFAS No. 131 will not have a material impact on the financial condition or results of operations of the Company.

     In October 1997, the Accounting Standards Executive Committee of the AICPA issued SOP 97-2, "Software Revenue Recognition," which is effective for all transactions entered into after December 31, 1997. The statement provides guidance on applying GAAP in recognizing revenue on software transactions.
Based upon the Company's review and interpretation of SOP 97-2, the Company does not believe that the implementation of the statement will have a material adverse effect on the results of operations. However, detailed procedures for executing the guidelines have not been released. Once issued, such procedures could lead to unanticipated changes in the Company's reported revenues and earnings. In the event implementation guidance is contrary to the Company's current revenue accounting practices, the Company believes it can change its accounting practices to comply with the guidance and avoid any material adverse effect on revenues and earnings. However, there can be no assurance this will be the case.

Management is currently engaged in reviewing the Company's present licensing, subscription and service contracts for compliance with the revenue recognition guidelines of the statement.

     Effective December 31, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). As required by SFAS No. 128, all prior periods presented have been restated. Under the new requirements for calculating EPS, the dilutive effect of stock options and convertible securities is excluded from a new EPS measure, basic EPS. Except as noted below, diluted EPS is computed using the weighted average number of common shares outstanding after the issuance of common stock upon exercise of stock options (using the treasury stock method) and the issuance of common stock upon the conversion of convertible preferred stock (using the as-if-converted method) when their effect is dilutive.

     Basic and diluted EPS for all years prior to 1997 have been retroactively restated to apply the requirements of Staff Accounting Bulletin No. 98 issued by the SEC in February 1998 (SAB 98). Under SAB 98, certain shares of common stock and options and warrants to purchase shares of common stock issued at prices substantially below the per share price of shares sold in the Company's initial public offering previously included in the computation of shares outstanding pursuant to the SABs Nos. 55, 64 and 83 are now excluded from the computation.

SIGNIFICANT SEGMENT INFORMATION

     The Company derived approximately 14.1%, 19.5% and 14.9% of its revenues from its European operations in 1995, 1996 and 1997, respectively. The Company generated income before interest and taxes of 83.3%, 80.5% and 47.2% on those revenues in each of the years listed, while incurring losses on substantially larger revenue from its North American operations (See Note 8 of Notes to Consolidated Financial Statements). This apparent disparity is due to the fact that in those years most of the Company's research and development, sales and marketing and general and administrative costs were allocated to the Company's operations in North America. In addition, the 1997 North American results include expenses of approximately $4.3 million associated with the acquisition of CADIS. Management expects this concentration of research and development costs and other infrastructure expenses in North America to become less significant in the future as more operational functions are organized and developed in the countries in which the Company sells its products and as the Company continues to expand its sales efforts in foreign markets.

RESULTS OF OPERATIONS

     The following tables set forth certain operating data, expressed as a percentage of net revenue, for each of the years ended December 31, 1995, 1996 and 1997 for the Company on a consolidated basis, for the Company excluding the operating results of CADIS and for CADIS on a stand-alone basis.

CONSOLIDATED STATEMENTS OF OPERATIONS                                    1995                 1996                 1997
                                                                         ----                 ----                 ----
Revenues:
       Licenses                                                          52.2%                52.7%                53.9%
       Subscription and maintenance                                      33.0                 30.8                 27.2
       Service and other                                                 14.8                 16.5                 18.9
                                                                        -----                -----                -----
          Total revenues                                                100.0                100.0                100.0
                                                                        -----                -----                -----

     Cost of revenues:
       Cost of license revenues                                           1.9                  2.0                  0.7
       Cost of subscription and maintenance
              revenues                                                    7.3                  4.0                  5.3
       Cost of service and other revenues                                 8.3                  8.8                 10.1
                                                                        -----                -----                -----
          Total cost of revenues                                         17.5                 14.8                 16.1
                                                                        -----                -----                -----
     Gross margin                                                        82.5                 85.2                 83.9
                                                                        -----                -----                -----
     Operating expenses:
       Research and development                                          38.8                 28.8                 22.5
       Sales and marketing                                               45.8                 44.5                 53.6
       General and administrative                                        14.5                 13.2                 10.6
       Merger costs                                                         -                    -                  8.6
                                                                        -----                -----                -----
          Total operating expenses                                       99.1                 86.5                 95.3
                                                                        -----                -----                -----
     Operating loss                                                     (16.6)                (1.3)               (11.4)
     Interest and other income                                            1.7                  5.9                  6.1
     Interest and other expense                                          (0.5)                (0.6)                (1.3)
                                                                        -----                -----                -----
     Income (loss) before income taxes                                  (15.4)                 4.0                 (6.6)
     Provision for income taxes                                           1.0                  1.1                  3.2
                                                                        -----                -----                -----
     Net income (loss)                                                 (16.4)%                 2.9%               (9.8)%
                                                                       ======                =====                =====

        ASPECT STATEMENTS OF OPERATIONS                                   1995                   1996                 1997
                       (EXCLUDING CADIS)                                 ----                   ----                 ----
Revenues:

       Licenses                                                          52.2%                50.6%                54.6%
       Subscription and maintenance                                      36.2                 36.9                 28.4
       Service and other                                                 11.6                 12.5                 17.0
                                                                        -----                -----                -----
          Total revenues                                                100.0                100.0                100.0
                                                                        -----                -----                -----
     Cost of revenues:
       Cost of license revenues                                           2.2                  2.5                  0.8
       Cost of subscription and maintenance
                 revenues                                                 6.8                  4.6                  5.6
       Cost of service and other revenues                                 4.5                  6.9                  6.9
                                                                        -----                -----                -----
          Total cost of revenues                                         13.5                 14.0                 13.3
                                                                        -----                -----                -----
     Gross margin                                                        86.5                 86.0                 86.7
                                                                        -----                -----                -----
     Operating expenses:
       Research and development                                          35.5                 29.1                 19.6
       Sales and marketing                                               32.8                 36.4                 42.6
       General and administrative                                        12.1                 12.3                  9.9
       Merger costs                                                         -                    -                  3.9
                                                                        -----                -----                -----
          Total operating expenses                                       80.4                 77.8                 76.0
                                                                        -----                -----                -----
     Operating income                                                     6.1                  8.2                 10.7
     Interest and other income                                            0.6                  6.5                  6.2
     Interest and other expense                                          (0.6)                (0.9)                (1.5)
                                                                        -----                -----                -----
     Income before income taxes                                           6.1                 13.8                 15.4
     Provision for income taxes                                           1.1                  1.4                  3.6
                                                                        -----                -----                -----
     Net income                                                           5.0%                12.4%                11.8%
                                                                        =====                =====                =====

   CADIS STATEMENTS OF OPERATIONS                                        1995                 1996                 1997
      (STAND-ALONE BASIS)                                                ----                -----                 ----
Revenues:
       Licenses                                                          52.4%                60.7%                47.7%
       Subscription and maintenance                                       9.5                  7.2                 17.9
       Service and other                                                 38.1                 32.1                 34.4
                                                                      -------               ------              -------
          Total revenues                                                100.0                100.0                100.0
                                                                      -------               ------              -------
     Cost of revenues:
       Cost of license revenues                                             -                    -                    -
       Cost of subscription and maintenance
                    revenues                                             10.9                  1.5                  3.1
       Cost of service and other revenues                                36.3                 16.2                 35.5
                                                                      -------               ------              -------
          Total cost of revenues                                         47.2                 17.7                 38.6
                                                                      -------               ------              -------
     Gross margin                                                        52.8                 82.3                 61.4
                                                                      -------               ------              -------
     Operating expenses:
       Research and development                                          62.7                 27.5                 45.2
       Sales and marketing                                              141.1                 75.8                140.4
       General and administrative                                        31.7                 17.0                 16.6
       Merger costs                                                         -                    -                 46.7
                                                                      -------               ------              -------
          Total operating expenses                                      235.5                120.3                248.9
                                                                      -------               ------              -------
     Operating loss                                                    (182.7)               (38.0)              (187.5)
     Interest and other income                                           10.2                  3.9                  5.9
                                                                      -------               ------              -------
     Net loss                                                         (172.5)%              (34.1)%             (181.6)%
                                                                      =======               ======              =======


REVENUES

     Licenses. Revenues from licenses increased from approximately $8.1 million in 1995 to approximately $16.0 million in 1996, due primarily to general commercial introduction of the Company's Explore client/server software and VIP component reference databases in 1995. License revenues increased from $16.0 million in 1996 to $26.9 million in 1997. This increase was due primarily to the growing market acceptance of the Company's products and an increased emphasis on marketing the Company's products. The Explore client/server software and VIP component reference databases generally have higher average selling prices than the CIS products.

     Subscription and maintenance. Subscription and maintenance revenues were $5.1 million, $9.4 million, and $13.6 million in 1995, 1996 and 1997, respectively. The increase in subscription and maintenance fee revenues from 1995 to 1996 was principally the result of the general commercial introduction of the Company's VIP component reference databases in 1995 and the increased base of customers entering into maintenance contracts. The increase between 1996 and 1997 was primarily due to the expansion of the Company's customer base.

     Service and other. Service and other revenues increased from $2.3 million in 1995 to $5.0 million in 1996 due primarily to the increased number and size of consulting contracts in 1996 offset by a decrease in development revenues caused by the conclusion of a significant development contract in 1995. Service and other revenues increased $4.4 million to $9.4 million in 1997 due to management's continuing recognition of the need to offer superior service support to the Company's customers in order to enhance the market's acceptance of the Company's products.

     International sales were $2.9 million, $6.2 million and $8.5 million in 1995, 1996 and 1997, respectively, representing 18.9%, 20.3% and 17.0% of total revenues, respectively, in each year. The increased volume of international sales from 1995 to 1997 in absolute dollars is primarily attributable to an increase in the Company's international marketing efforts. The Company intends to continue to expand its international operations and to enter additional international markets. The Company currently maintains sales offices in the United Kingdom, France, Germany, Japan, Canada, India and Italy and has sales representative agreements with Advanced Technology of Engineering Systems Co., Ltd. ("ATE") in South Korea and Onyx Technologies, Ltd. ("Onyx") in Israel, a joint marketing/systems integrator agreement with Mentor Graphics Corporation ("Mentor Graphics") and Digital Equipment Corporation ("Digital Japan") in Japan and worldwide strategic reselling agreements with SAP and Baan Company N.V. ("Baan"). In addition, although the Company records revenues based on the billing location, certain domestic billings include licenses that may be deployed by customers or resold by indirect channel partners into international locations. International sales are denominated and collected in both U.S. and foreign currency. Accordingly, a portion of the Company's international revenues are subject to foreign currency fluctuation risks. In those jurisdictions in which the Company's sales are denominated in foreign currency, fluctuations in such currencies could adversely affect the profitability of sales made in such jurisdictions and, therefore, materially adversely affect the Company's business, financial condition and results of operations. Further, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets in which the Company's sales are denominated in U.S. dollars. To a limited extent, the Company has engaged in some insignificant foreign currency hedging activities to offset the potential risks mentioned above. This hedging activity has not had a material effect on the financial statements and no hedging contracts remained open at December 31, 1997. If considered appropriate, the Company will enter into hedging contracts in the future.

 COST OF REVENUES

     Cost of license revenues. Cost of licenses consists primarily of license fees and royalties paid to third-party vendors, primarily Oracle, and shipping expenses. Cost of licenses was $298,000, $612,000 and $346,000 in 1995, 1996 and 1997, respectively, representing 3.7%, 3.8% and 1.3%, respectively, of the related license revenues for each of those years. The increase in the dollar amount of cost of licenses between 1995 and 1996 reflects the higher volumes of licenses entered into in 1996. The dollar decrease between 1996 and 1997 is primarily due to the fact that more customers already owned Oracle or other relational database software and the Company was not obligated to obtain the product for them. The increase as a percentage of revenues from 1995 to 1996 was primarily due to the addition of an additional third-party vendor's product licensed in conjunction with Aspect's products. The percentage decrease between 1996 and 1997 was primarily due to new customers providing their own database software, eliminating that cost from the Company's operations. Because all development costs incurred in the research and development of products and enhancements to existing software products have been expensed as incurred, cost of licenses includes no amortization of capitalized software development costs. See Note 1 of Notes to Consolidated Financial Statements.

     Cost of subscription and maintenance revenues. Cost of subscription and maintenance revenues consists primarily of license fees and royalties paid to third-party vendors, primarily IHS for the CAPS reference data product, and personnel-related costs incurred in providing centralized telephone support and related technical support to customers. Cost of subscription and maintenance revenues was $1.1 million, $1.2 million and $2.7 million, in 1995, 1996 and 1997, representing 22.2%, 12.8% and 19.7%, respectively, of related subscription and maintenance revenues for each year. The decrease in cost of subscription and maintenance revenues as a percentage of related revenues between 1995 and 1996 is primarily the result of allocating related costs over a larger customer base and an increased proportion of sales of the VIP reference databases over the CAPS reference data product. The increase between 1996 and 1997 is primarily due to the Company's high level of interest in continued customer support and the resulting increase in facilities and employees assigned to that effort.

     Cost of service and other revenues. Cost of service and other revenues consist primarily of personnel-related costs incurred in providing consulting services, development services and training to customers. Cost of service and other revenues was $1.3 million, $2.7 million and $5.0 million, respectively, in 1995, 1996 and 1997, representing 56.2%, 53.5% and 53.2%, respectively, of related revenue for each year. The increase in absolute dollars in each of the years presented is due to an increase in the number and size of consulting contracts. The overall decrease in terms of percentages is due to the increasing profit margin associated with each individual contract due to management's continuing effort to more efficiently manage them and an increasing percentage of the fulfillment of these contracts from this lower cost of labor in India.

 GROSS PROFIT

     Gross profit was $12.8 million, $26.0 million and $41.9 million in 1995, 1996 and 1997, respectively, representing 82.5%, 85.2% and 83.9%, respectively, of total revenues for each year. The increase in absolute dollars and as a percentage of total revenues from 1995 to 1996 was primarily the result of an increased level of revenues and the allocation of costs over a larger customer base. The decrease in terms of percentages between 1996 and 1997 is due to the larger percentage growth in service and other revenue as compared to the Company's other revenue sources. The Company currently expects that gross profits may decrease as a percentage of total revenues in the future as services and other revenues, which generally have lower gross margins than the Company's other revenues, increase as a percentage of total revenues.

 OPERATING EXPENSES

     Research and development. Research and development expenses consist primarily of engineering personnel costs. Research and development expenses for 1995, 1996 and 1997 were approximately $6.0 million, $8.8 million and $11.2 million, respectively. These expenses as a percentage of total revenues were 38.8%, 28.8% and 22.5%, respectively, during the three years. The increases in research and development expenses in absolute dollars since 1995 were primarily attributable to increased staffing and associated support for technical staff and the use of consultants and outside service providers required to develop and enhance the Company's products. The reduction as a percentage of revenue is due to revenues increasing at a higher rate than research and development expenses. The Company believes that a significant level of research and development expenses will be required to be competitive in the future. Accordingly, the Company expects that the absolute dollar amounts of research and development expenses may increase in the future, but may decline as a percentage of total revenues in the event that revenues increase.

     Sales and marketing. Sales and marketing expenses include salaries, commissions, advertising, travel, trade show, public relations and other selling and marketing related expenses. Sales and marketing expenses for 1995, 1996 and 1997 were approximately $7.1 million, $13.5 million and $26.7 million, respectively, representing 45.8%, 44.5%, and 53.5% of total revenues, respectively. The increases in sales and marketing expenses in absolute dollars were primarily due to the addition of sales and marketing personnel and increased marketing activities, including trade shows and promotional expenses and substantial growth in international sales and marketing channels. The Company believes that such expenses will increase in dollar amounts and may increase as a percentage of total revenues in the future as the Company expands its sales and marketing staff and enters new markets, worldwide.

     General and administrative. General and administrative expenses include personnel costs for administration, finance, human resources and general management, along with legal and accounting expenses and other professional services. General and administrative expenses increased from $2.3 million in 1995 to $4.0 million in 1996 and $5.3 million in 1997. These expenses represented 14.5%, 13.2% and 10.6% of total revenues, respectively during those three years. The increases in dollar amounts were primarily the result of increased staffing and associated expenses necessary to manage and support the Company's growth. The Company believes that its general and administrative expenses will increase in dollar amounts in the future as the Company expands its staffing and as the Company experiences higher costs associated with being a public company, but may decrease as a percentage of total revenues in the event that revenues increase.

     Merger costs. The costs associated with the acquisition of CADIS were approximately $4.3 million, including $0.9 million in consulting fees to financial advisors, $0.7 million for legal and other professional fees, $0.7 million for personnel severance and outplacement expenses and $0.6 million for facilities consolidation expense. Of the merger expenses, a total of approximately $2.9 million was accrued at December 31, 1997. The Company may incur similar expenses should management determine that further acquisitions are strategically important to the Company's future growth.

 INTEREST AND OTHER INCOME

  The Company's net interest and other income for 1995, 1996 and 1997 was $268,000, $1.8 million and $3.1 million, respectively. Interest income consists primarily of interest accrued on the Company's cash generated from financing and operating activities. The increase in interest income in 1996 was primarily due to higher cash and investment balances resulting from the infusion of cash from the initial public offering. The increase in 1997 was primarily due to improved cash flows from operations and the resulting investment in short-term securities of the funds generated.

 INTEREST AND OTHER EXPENSE

  Interest and other expense was $83,000, $209,000 and $665,000 in 1995, 1996
and 1997 respectively.   The increase between 1995 and 1996 was primarily due to
a $90,000 expense related to the settlement of a dispute, while the increase in 1997 was due to a $612,000 charge to record the Company's proportionate share of the loss in a joint venture.

 PROVISION FOR INCOME TAXES

  The Company's provision for income taxes was $150,000 in 1995, $330,000 in
1996 and $1.6 million in 1997.   The 1995 provision amount was primarily due to
foreign withholding taxes in connection with product license sales to Korea. The increase in the provision in 1997 is primarily due to increased income generated by the Company (excluding the acquisition of CADIS) and the Company's inability to use CADIS's net operating loss carryforwards or its losses generated in 1997. As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $37 million. The Company also had federal research and development tax credit carryforwards of approximately $1.7 million. The federal net operating loss and credit carryforwards will expire in 2007 through 2012, if not utilized sooner. Utilization of the net operating losses and credits will be subject to a substantial annual limitation for losses previously incurred by CADIS and obtained by the Company in the acquisition and merger (as described in Note 2 to the Consolidated Financial Statements) due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. Net operating losses and credits related to Aspect may also be subject to a substantial limitation due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. Based upon current values, however, the annual limitations are not expected to result in the expiration of net operating losses and credits before
utilization.   See Note 6 of Notes to Consolidated Financial Statements.

 LIQUIDITY AND CAPITAL RESOURCES

     In May 1996, the Company completed its initial public offering, and its common stock began trading on the Nasdaq National Market under the symbol ASDV. Through the offering, the Company sold 2,322,500 new shares of its common stock which generated approximately $42.3 million of cash, net of underwriting discounts, commissions and other offering costs.

     In 1995 and 1996, the Company's investing activities consisted primarily of purchases of property and equipment. In 1995 and 1996, the Company used approximately $800,000 and $3.5 million, respectively, of cash to purchase property and equipment, primarily for personal computers and for furniture and other office equipment. During 1997 the Company continued to invest heavily in property and equipment and also acquired CADIS (as discussed in Note 2 to the Consolidated Financial Statements). The Company expects that the rate of purchases of property and equipment will increase as the Company's employee base grows. As of December 31, 1997, the Company's principal commitments consisted primarily of capital lease obligations for equipment and operating leases for office facilities. See Notes 3 and 9 of Notes to Consolidated Financial Statements.

     To date, the Company has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. The Company expects that, in the future, cash in excess of current requirements will be invested in investment grade, interest-bearing securities.

     At December 31, 1997, the Company had $14.6 million in cash and cash equivalents, $40.5 million in short-term investments and $48.5 million of working capital.

     The Company believes that its current cash balances and short term investments are sufficient to support the Company's operations and planned growth over the next year. Although operating activities may provide cash in certain periods, to the extent that the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such growth may require the Company to obtain additional equity or debt financing. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, the Company from time to time evaluates potential acquisitions of businesses, products and technologies and may in the future require additional equity or debt financings to consummate such potential acquisitions.

     The Company will continue to invest in its sales and marketing infrastructure. In addition, the Company will commit substantial cash resources to research and development activities.

                                    BUSINESS

     Aspect develops, markets and supports enterprise client/server software and content products that enable manufacturers to improve product development and business processes through component and supplier management ("CSM"). Aspect's CSM solution can reduce the costs of production and non-production parts and accelerate manufacturing time-to-market by enabling users to effectively manage the components and commodities they buy, as well as the suppliers of those commodities across the enterprise. Aspect's products enable rapid search, comparison and selection of the optimal components and suppliers, promote the reuse of design and manufacturing knowledge, support the consolidation of the supply chain and facilitate automation of the related design and procurement processes. Aspect's CSM solution plays the role of "in-bound supply chain management," providing the information bridge between design and procurement, complementing the role of enterprise resource planning ("ERP") systems in planning, manufacturing and order entry and the role of product data management ("PDM") systems in design release and configuration management. The Aspect CSM solution provides several key business advantages, including a unified repository of all CSM data, powerful decision support, desktop access to industry-wide component content, rapid deployment and workflow/process automation. Aspect's CSM solution is licensed to global enterprises in many industry verticals including electronics and high technology, aerospace and defense, automotive, industrial process and consumer package goods.

     The Aspect CSM solution incorporates four interrelated elements: the Explore family of enterprise client/server software products, the VIP family of component and supplier content databases, Professional Services for legacy data conversion and business process consulting and the Krakatoa Web Catalog Publisher.


     . Aspect's Explore software, based on patent-pending, third generation object-relational technology, enables the creation and management of a unified enterprise repository of knowledge regarding components, suppliers and designs, facilitates the organization and cross-referencing of such knowledge for rapid search and reuse, and supports workflow/process automation.

     . The VIP family includes three major content databases: standard parts, known as VIP; commodity suppliers, known as VIS; and operational/ Maintenance Repair Operations ("MRO") products, known as VIP-OPS. VIP, or very important parts, contains frequently updated industry-wide information regarding approximately 3 million standard electronic, electromechanical, and mechanical devices from more than 800 suppliers worldwide. VIS, or very important suppliers, is a consolidated database of major suppliers of commodities, including company, financial, qualification, and rating information. VIP-OPS, or very important parts-operational is a comprehensive catalog of operational and maintenance items, including information from more than 5,000 suppliers of equipment, tools, supplies and similar products.

     . CSM Professional Services include Data Services for migration, cleansing, normalization of existing customer component and supplier data, electronic catalog creation, and Business Process Services to implement CSM best practices for preferred parts management, supply chain consolidation, design reuse and similar uses.

     . Krakatoa supplies the technology to give manufacturers instant access to their specialized online databases. This software is currently being used by suppliers and the data aggregators who seek to publish content in an easily accessible manner on the Web.

     Aspect's CSM solution operates in an open client/server environment allowing customers to use various UNIX servers from Sun, IBM, HP and Digital, as well as servers based on Microsoft NT. Customers can provide access to CSM data from all major client platforms, including traditional Windows and UNIX native clients as well as from Web browsers. The Aspect CSM solution also includes standard interfaces and tools that facilitate CSM integration with ECAD, MCAD, ERP, PDM and other enterprise systems, including legacy systems. Aspect's products are designed to provide an out-of-the-box solution for rapid enterprise-wide deployment and are scalable from a divisional solution to an enterprise deployment of hundreds or thousands of users in a heterogeneous information technology environment. In order to provide a complete solution, Aspect offers consulting services to accelerate CSM data migration and implementation.

       The Aspect CSM solution delivers the following key business advantages:

   Rapid Return-on-Investment through Strategic Sourcing. One of the leading business benefits from a CSM system is the ability to consolidate and standardize component and commodity data across the enterprise, enabling customers to instantly leverage consolidated procurement with strategic suppliers. In addition, the CSM solution enables procurement to encourage selection of preferred components from preferred suppliers. In contrast to most enterprise systems, these savings are measurable, in actual dollars, in the form of reduced cost of goods.

   Improved Product Cost, Quality and Time-to-Market. The Aspect CSM solution enables the management, cross-referencing, integration and sharing of relevant technical and business information regarding components, commodities, suppliers and designs, even when some or all of the source data is physically resident in other systems or databases. In addition, users may add internal component and supplier information such as specifications, CAD drawings, cost and availability to the electronics catalogs in Aspect's VIP component content databases. Designers and procurement professionals are therefore able to access both the business and technical information necessary for them to make better and faster decisions, which can reduce costs and shorten time-to-market, all from a single unified repository of CSM content.

   Low-Risk Implementation. CSM delivers a variety of process benefits, without requiring substantial changes to existing procedures or enterprise systems.
 Its implementation offers extremely high rewards in return-on-investment, without the inherent deployment time risks of a mission-critical transaction system. The form of the deployment of a CSM system can significantly accelerate the transaction system deployment by providing the basis for clean item masters and bills-of-materials for existing and new designs.

   Powerful Decision Support. The Aspect CSM solution supports advanced search techniques that enable users to rapidly search and select the optimal components, suppliers and reusable designs from a multitude of possible choices. This solution allows users to access this information much more rapidly and reliably than using paper catalogs or accessing documents, if available, on suppliers' World Wide Web servers. Advanced analytical capabilities also enable spreadsheet style comparison of technical and business features.

   Desktop Access to Industry-Wide Reference Data. The VIP component reference databases provide search and select parameters and electronic catalogs for a wide range of standard components and commodities, classified and organized for consistency and ease of search. These reference data products include approximately 3 million components from approximately 800 suppliers worldwide and are updated frequently. These content databases are designed to provide desktop access for a wide variety of choices and are organized under a standard classification scheme ("SCS") to enable rapid and consistent search, comparison and selection of standard components and suppliers.

   Rapid Deployment. The deployment of a CSM system is targeted to be available to users within 200 days. Explore provides powerful Soft Model technology that enables companies to model their business processes rapidly and to keep this data model up-to-date as these processes evolve. A full suite of application programming interfaces ("APIs") and batch data loading tools are available to speed legacy data migration and accelerate integration with other enterprise systems.

   Workflow/Process Automation. Explore automates the management of ongoing changes in component and supplier information from qualification through obsolescence, enabling companies to manage their information in the context of best business practices and to improve design and procurement productivity.

CUSTOMERS

     Aspect's customers include more than 125 of the world's largest manufacturers. Aspect has traditionally been strong in the electronics and high technology manufacturing sector. The acquisition of CADIS, Inc. in November 1997 has given the Company an additional customer base primarily in the industrial/mechanical sector. Recent expansion of the product line to include solutions for operations/MRO has allowed the company to sell its CSM solution into the process manufacturing sector as well. The Company's revenues in any period are substantially dependent upon a relatively small number of large sales. The Company expects that this trend will continue for the foreseeable future.

     For the year ended December 31, 1997, sales to SAP AG ("SAP") accounted for 11% of revenues. No other customer in any of the three years ended December 31, 1997 accounted for more than 10% of revenues. See "Risk Factors-Customer Concentration."

PRODUCTS

     Aspect offers a comprehensive CSM solution that enables companies to address component and supplier management demands in today's competitive global marketplace. The Aspect CSM solution includes the Explore family of client/server software products, the VIP, VIS and VIP-OPS family of content databases and CSM business process and data consulting services and Web products and services.

 EXPLORE SOFTWARE PRODUCTS

     The Company's Explore client/server software products are available in three primary application configurations: Explore-CIS, Explore-Enterprise and Strategic Sourcing Management ("SSM"). Explore-CIS is a system that enables design and procurement teams to rapidly classify and search components from legacy data or from VIP content databases licensed by the customer. Explore-Enterprise is an enterprise-wide solution that enables, in addition to component classification and search, preferred component and supplier management, design reuse, design and procurement process automation and integration with other enterprise systems. SSM expands Explore-Enterprise with the addition of a consolidated repository, navigation, and analysis solution for commodity and supplier information from customers' ERP systems, the CSM system and outside suppliers to enable procurement to identify strategic sourcing opportunities. Each of these three configurations is based on the Explore Server and the Explore Client software, although Explore-CIS is licensed for only a subset of the available functionality. In addition, the Company offers a range of software options, including CAD/PDM/ERP Interfaces, Enterprise Integration APIs, and a Rapid Development Server.

     EXPLORE SERVER. The Explore Server provides a variety of features for component and supplier management, including a parametric search engine, a cascade search engine, a forms editor for workflow/process automation and a class and object editor. The Explore Server enables the storage and management of parametric data, metadata, text, images, graphics and CAD files. Objects such as components, suppliers or reusable design elements can be organized into one or more classes, which can be organized into one or more hierarchies for ease of classification and search. Objects can also be characterized by their form, fit, function and technical parameters, their business or other parameters, and by their catalogs, specifications or CAD drawings/models. Relationships and cross-references between classes or objects can also be defined via Soft Models. The Explore Server is a portable object-oriented application written in C++ that is supported on various UNIX server platforms (Sun, IBM and HP) and on Microsoft NT Servers, and operates in conjunction with the embedded Oracle RDBMS.

       . Parametric Search Engine. The parametric search engine enables the browsing of class hierarchies and searching for components, items or other objects by specifying simple or complex parametric criteria, such as speed, temperature, material, packaging, technology, cost or availability. Results of these parametric searches can be displayed in a spreadsheet-like comparison window and compared side-by-side, and differences can be highlighted to accelerate selection. Datasheets, notes, CAD files or other information related to the selected objects can be immediately retrieved and viewed.

       . Cascade Search Engine. The cascade search engine enables simultaneous ad-hoc parametric searching across a combination of component, supplier, design reuse or other class hierarchies. Relationships between a class of components, such as memory devices, and its manufacturers, distributors, CAD design libraries and preferred parts and suppliers lists can be viewed graphically to assist in the rapid setup of the search criteria. This functionality is particularly important for analytical searches which involve complex combinations of technical and business parameters. For example, a user may search for certain memory devices with an access time of 50 nanoseconds, lead time of less than two weeks, and cost of less than two dollars from preferred suppliers that are ISO 9000 certified and for which reusable CAD libraries are already available. This type of complex search across multiple classes is significantly more difficult to manage without the cascade search capability.

      . Forms Editor for Workflow/Process Automation. The Explore Server provides the ability to automate manual, paper-based processes with an automated forms generation and management capability. For example, new part requests and approvals can be created and managed in the system as objects, just like component or supplier information. Customer-defined routings, signoffs and approvals can be accomplished electronically.

      . Class and Object Editor. This editor enables the easy addition and modification of classes, objects and parameters, as well as the relationships between them, using the graphical user interface ("GUI"). It also enables the use of a spreadsheet-like edit window to make simultaneous changes to a large number of objects.

     EXPLORE CLIENT. Explore Client software is supported on a variety of PC and UNIX platforms, as well as commercially available Web browsers. The client software presents the services and features of the Explore Server software through such familiar GUI features as folders, icons and toolbars and supports Windows and other graphical environments. Class hierarchies and relationships can be viewed in a graphical browser. Using point-and-click methods, users can rapidly locate the desired class of information for subsequent searching, initiate parametric or cascade searches, compare results using spreadsheet windows, organize component information into user-specified lists, and view related data or documents. The Explore client software GUI configures itself directly from the data model stored in the Explore Server. Therefore, if the model changes, the GUI reconfigures itself automatically without any custom programming.

      . Dashboard. In order to make searching easier for novices and to automate repetitive searches, Aspect introduced Explore Dashboard. With the push of a button, users can call up a list of preferred parts for the corporation, for a division, even for a project, view a list of functionally equivalent parts, or upgrades or downgrades according to a wide range of specifications. Procurement professionals can generate graphs showing commitment levels to suppliers, reports monitoring supplier performance according to agreed-upon delivery logistics and timeframes, quality, and other performance metrics. In performing these CSM operations, Dashboard draws on the full power of the classification browser, parametric search engine, results display, search configurations and patterns, permissions, and report generation capabilities of Explore.

      . Explore List Manager. Explore List Manager allows users to collect and analyze a group of components. For example, users can analyze a group of components by cost, availability, and other business criteria. Designers can easily construct a preliminary bill of materials ("BOMs"). Explore List Manager also facilitates the ability to import parts information (such as product structure and BOMs) from external sources to enrich that information with VIP and VIS information, to view the combined information as a group, and to analyze the collective grouping for usage within designs.

       . ACE. Explore's Alternate Component Expert ("ACE") opens new opportunities for consolidation, volume buying, component obsolescence management, and cost cutting through elimination of redundant part numbers. ACE quickly and easily searches both legacy data and VIP reference databases. Searches for equivalent parts with ACE, based on dozens of parameters, are more accurate and efficient than searches based on part numbers only. If an exactly equivalent component cannot be found, users can then turn to performance upgrades where a part may actually cost less due to volume discounts of consolidated purchases or downgrades where, for example, defense contractors retool products for commercial markets, whose performance requirements are less stringent, creating the opportunity to lower product cost. ACE is a complete software and data solution, and includes the underlying rules for equivalents, upgrades and downgrades, based on best practices.

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

EXPLORE OPTIONS. In addition to the basic functionality available with the Explore-CIS, the Explore-Enterprise, or SSM applications, customers can choose to enhance their CSM solution with the following options:

      . Replication. The Explore Replication Server is designed for corporations seeking to integrate their global enterprise with preferred component and supplier information. Aspect's robust database replication solution links remote, network-optimized divisions to allow different divisions to maintain control of certain information yet effectively share it. This ability to ensure that corporate preferences for components and suppliers are visible enterprise-wide significantly aids in the development of strategic component and supplier programs. Replications to multiple servers can be made that include Explore database objects, attachments and notes.

      . SAP and Baan Integration. All of Aspect's applications integrate directly into SAP's environment and that of Baan. Aspect is a SAP and Baan certified partner, which guarantees that Aspect software will maintain integration integrity with each partner's products throughout release cycles, and that customers will be supported by each partner's support organization.

      . Explore Interfaces. The Explore interfaces integrate the Explore software with tools from leading electronic and mechanical design automation vendors, allowing designers to work in the environment in which they are most comfortable while at the same time providing access to the Explore Server to select components, obtain information about components used in the current design, find alternatives, or reuse CAD libraries. The Explore interfaces also integrate the Explore software with leading PDM vendors, allowing users to select components, find alternatives, and obtain information about components and where they are used in various versions of products and configurations stored in the PDM system. To date, the Company has released interfaces to electronic design automation tools of Mentor Graphics Corporation ("Mentor Graphics"), Cadence Design Systems, Inc. ("Cadence") and Parametric Technology Corporation ("Parametric Technology").

      . Explore Integration Toolkit. A range of enterprise integration tools is provided to enable integration with existing enterprise systems. An API is available to allow real-time, programmatic interfaces between Explore and other systems. Batch data import-export utilities are also available to enable the uploading and downloading of data and data models to and from Explore. This toolkit can be used for developing or extending data models or integrating them with other systems. Certain of these tools can be used to create new data models for new applications, add special functions, create or modify class hierarchies and create one-to-one, one-to-many or many-to-many relationships using high-level object-oriented methods.

      . Explore Rapid Application Development ("RAD"). RAD is a software toolkit targeted at the application development programmer rather than the Explore client end user. RAD is used to develop Softmodels (datamodel) to customize Explore, integrations to legacy systems, or unique applications, such as a bill of materials analysis, layered on Explore.

 THE ASPECT FAMILY OF COMPONENT, COMMODITY AND SUPPLIER REFERENCE DATABASES

     The Company's family of reference databases provides regularly-updated information in the area of parts and components, commodity suppliers and operational maintenance goods.

     VIP REFERENCE DATABASES. Aspect's VIP database contains almost 3 million standard electronic, electro-mechanical and mechanical components. The content of the VIP component reference databases includes, for most components, an index of search and select parameters that enables rapid component search, comparison and selection based on form, fit and function and other technical characteristics, as well as electronic versions of databooks and datasheets.
VIP component reference databases provide broad, industry-wide coverage of component manufacturers, enabling users to rapidly access component information at their desktops instead of searching manually through many different and often inconsistent paper databooks or receiving information from one manufacturer at a time. The VIP component reference databases are organized by major device groups, including ICs and discrete semiconductors, passive components, electromechanical components and mechanical components, and contain infromation on approximately 3 million standard components available from over 800 suppliers. The Company updates its VIP component reference databases regularly and delivers these updates to its customers on computer tape. VIP component reference databases are integrated with the Company's Explore client/server software to enable a comprehensive CSM solution for enterprise data management.

     VIP reference databases utilize the Company's Standard Classification Scheme and VIP data dictionary, which defines the classification structure in which the part classes reside and the standard definitions of the search parameters, including names, descriptions, units of measure, allowable values and other criteria.

     The VIP family of component reference databases includes the following individual databases:

     . VIP IC and Discrete Semiconductors Reference Database, which includes memory, programmable logic, digital logic, microprocessor, analog and interface devices and discrete device types including transistor, diode, transformer, crystal, trigger, optoelectronic and sensor devices.

     . VIP Passives Reference Database, which includes capacitor, resistor, inductor and transformer components.

     . VIP Electro-Mechanical Reference Database, which includes connectors, relays, and switches.

     . VIP IC Military Specifications Database, which includes military specifications for military-rated IC and semiconductor components.

     . VIP Package Standards Database, which provides package dimensions and outline drawings to international specifications for certain IC components.

     . VIP Fasteners Standards Database, which includes international specifications for nuts, bolts, screws, washers, clips, and other standard fasteners.

     VIS DATABASES. The Company also resells and sublicenses reference data on thousands of suppliers from Dun & Bradstreet Corporation ("Dun & Bradstreet"), providing such information as headquarters and distributor locations, contact information, supplier credit rating and UN-SPSC codes for products and services they provide.

     VIP-OPS DATABASE. The Company expects to launch version 1.0 of its VIP-OPS database, containing information on products from over 5,000 suppliers of operational management items, including pipes, valves, fittings, solvents, cleansers, repair items and hardware, in the second quarter of 1998. The Company is sourcing data for VIP-OPS from a variety of suppliers and publishers, including Howard W. Sams & Co. ("Sams") and Cahners Publishing Company.

 PRODUCTS AND SERVICES FOR THE WORLD WIDE WEB

     The Company has developed a product and service designed to expand its business utilizing Web technology, including a Web client for the Explore Server, based on a combination of the Java programming language and HTML. This technology will enable authorized users in an intranet or Internet environment to use parametric search and other search techniques to access information in any specific Web-enabled Explore Server, utilizing standard Web browsers. For intranet applications the Company offers the intranet client as an additional option to its UNIX or PC/Windows client software. For Internet applications, the Company offers a Web-based product called Aspect Online, through which authorized subscribers can access the VIP-Reference Databases via the Web. Aspect Online is sold through authorized value added resellers to small and medium sized companies whose primary requirement is access to reference data with minimal setup costs. As a result of the acquisition of CADIS in November 1997, the Company has expanded its Web product line to include Krakatoa. As a Web catalog technology designed to be embedded in e-commerce solutions for re-sale, Krakatoa allows customers to quickly create and easily maintain large catalogs with parametric searching. There can be no assurance, however, that the revenues generated from such Web-based products will exceed the cost of developing, modifying and supporting products and services for such use.

PRODUCT PRICING

     The Company's Explore software is priced based on a number of factors, including the base application configuration (Explore-CIS, Explore-Enterprise or SSM), the modules licensed and the number of licensed users. The list price for perpetual licenses of the Explore software may range from approximately $250,000 to more than $5 million depending on the configuration and number of users. The list price for software maintenance is typically based on a percentage of the associated software list price. The Company's content databases are offered under a perpetual license or an annual subscription license, with list prices typically ranging from approximately $50,000 to approximately $800,000 depending on the specific content databases licensed, the number of licensed users and other factors. The Company may offer discounts to customers based on the scope of the customer's commitment and other commercial considerations. Additionally, the Company may in the future offer new or different configurations at significantly lower prices.

Customer Service and Support

     The Company's customer service and support organization provides customers with technical support, training, consulting and implementation services. All of the Company's current customers have software maintenance agreements with the Company that provide for one or more of the following services:

     Professional Services. The Company's consultants work closely with customers to deliver legacy data conversion and business process consulting services. Legacy data conversion services include legacy data migration, standardization, enrichment, and integration of legacy data with the Company's content databases. Business process services include process engineering, data modeling, best practice development, and enterprise architecture definition and integration to deliver global preferred part management, global preferred supply chain consolidation, and design reuse programs. Fees for legacy data conversion services are charged in addition to and separate from the license fees charged for the Company's application software and content products and are charged on a per part and per database, or a per diem basis. Fees for business process services are typically charged in addition to and separate from the Company's software and content products on a per diem or fixed price based on deliverables basis. The professional services provided by the Company may be obtained from a third party. The Company also provides customers with Rapid Deployment support, including installation and technical support, the fees for which are charged in addition to and separate from the Company's software and content products, typically on a per diem basis.

     Customer Education and Training. The Company offers training courses designed to meet the needs of end users, data modeling, knowledge, and integration experts and system administrators. The Company also trains customer personnel who in turn train end users in large global enterprise deployments. Training classes are provided at the Company's offices in Mountain View, California; Boston, Massachusetts; London, England; Tokyo, Japan; and Bangalore, India. The Company provides on-site training services upon request by customers at a higher cost. Fees for education and training services are in addition to and separate from the fees for software and content products and are typically charged either per student and per class, or on a per diem basis.

     Software Maintenance and Support. The Company offers telephone, e-mail and facsimile customer support through its central technical support staff at the Company's headquarters and regional support centers in North America, Europe, and Asia. The Company also provides customers with product documentation, release notes, and on-line help that describe features in new products, known problems and workarounds, and application notes. Software product license fees do not cover maintenance. Each customer is entitled to receive certain software updates, maintenance releases and technical support for an annual fee based on a percentage of the price of the products under license to such customers. The annual subscription service fee for the Company's content products covers all data updates and maintenance on an ongoing basis for the term of the subscription.

SALES AND MARKETING

     The Company markets and sells its products and services primarily through a direct sales force based in Mountain View, California and field sales offices in North American metropolitan areas of Atlanta, Boston, Cincinnati, Cleveland, Chicago, Dallas, Denver, Los Angeles, New York and Toronto, and abroad in London, Milan, Paris, Munich,

Tokyo and Bangalore. As of December 31, 1997 the Company's sales and marketing organization consisted of 114 employees. To support its sales force, the Company conducts a number of marketing programs, which includes public relations, telemarketing, seminars, direct mail, trade shows and customer advisory board meetings. The Company's sales team includes persons performing strategic account manager, applications, and consulting and business development roles. The Company also has worldwide strategic reselling agreements with SAP and Baan, a joint marketing and systems integrator agreement with Digital Japan in Japan, a sales representative agreement in South Korea with ATE and a sales representative agreement in Israel with Onyx.

     The Company's near-term strategy is to focus its sales and marketing efforts to a highly targeted "Aspect 500" list of the top 500 worldwide discrete manufacturers and top 500 manufacturers in the process, CPG and related industries, as well as exploring additional sales opportunities among its current customer base. The Company's field sales force conducts multiple presentations and demonstrations of the Company's CSM solution to management and users at the customer site as a part of the direct sales effort. Sales cycles generally range from six to twelve months or longer. The direct sales force is responsible for joint sales efforts and management of multiple channels.

     International sales accounted for 18.9%, 20.3% and 17.0% of the Company's total revenues in 1995, 1996 and 1997, respectively. In addition, although the Company records revenues based on the billing location, certain domestic billings include licenses that may be deployed by customers or resold through indirect channels into international locations. The Company believes that in order to increase sales opportunities and profitability, it will be required to expand its international sales. The Company intends to continue to expand its direct and indirect sales and marketing activities worldwide, which will require significant management attention and financial resources.

     The Company has committed and continues to commit significant time and financial resources to developing international sales and support channels. There are a number of risks inherent in the Company's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, currency fluctuations, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, revenues of the Company earned in various countries where the Company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not have an adverse effect on the revenues from the Company's future international sales and, consequently, the Company's business, financial condition or results of operations. See "Risk Factors--International Sales."

     The Company generally ships its products within a short period of time after execution of a license. As a result, the Company typically does not have a material backlog of unfilled license orders at any given time, and the Company does not consider backlog to be a meaningful indicator of future performance.

STRATEGIC ALLIANCE PARTNERS

     The Company believes that in order to provide comprehensive CSM solutions, it will be necessary to develop, maintain and enhance close alliances with vendors of hardware, software, database, data and professional services. In addition to the strategic reselling agreements with SAP and Baan, the Company has established marketing and strategic alliances with a number of major vendors, including Cadence, Electronic Data Systems Corp., HP, IBM, Mentor Graphics, SDRC/Metaphase Technology, Inc., Oracle, Origin Technology Corp., Parametric Technology, Sherpa Corporation, Siemens Business Systems, Sun, Viewlogic and a relationship with the consulting group of a Big 6 accounting firm. The Company's alliances with hardware vendors have enabled it to integrate its solution with several industry standard hardware platforms. The Company has formed an Enterprise Partners Program with vendors of complementary products and meets regularly with its Enterprise Partners to enhance integration between their complementary products and the Company's products. The Company believes these alliances can enhance the Company's ability to deliver a CSM solution that supports customers' existing enterprise data management architecture and that is tailored to the specific requirements of their industry. Although the Company seeks to maintain close alliances with these companies, if the Company is unable to develop and retain effective, long-term alliances with these third parties, the Company's competitive position could be materially adversely affected. See "Risk Factors--Dependence on Relationship with Complementary Vendors."

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

RESEARCH AND DEVELOPMENT

     The Company has committed, and expects to continue to commit in the future, substantial resources to product development. Research and development efforts are directed at increasing product functionality and solution modules, improving product performance and expanding the capabilities of the products to interoperate with third party software. The Company originally introduced its CIS software in 1992 and introduced commercial availability of the next generation Explore client/server software and its VIP content databases in 1995. The Company has regularly released new products and enhancements to existing products. The latest software release, Explore Version 4.0, and the latest content release, VIP version 98.1, are each expected to ship as of the second quarter of 1998. Although the Company expects that certain of its new products will be developed internally, the Company may, based on timing and cost considerations, acquire technology and products from third parties.

     The Company supplements its product development efforts by reviewing customer feedback on existing products and working with customers and potential customers to anticipate future functionality requirements. To assist this effort, the Company hosts a customer advisory board made up of representatives from many of its key customers, which meets periodically to provide feedback to the Company's current and future product plans.

     The Company's future success will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments, emerging industry standards and the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing or marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements, the Company's business, financial condition and results of operations could be materially adversely affected. See "Risk Factors--Need to Develop New Software Products and Enhancements and "--Need to Develop, Maintain and Improve Database Products."

     In addition, applications software and content products as complex as those offered by the Company frequently contain undetected errors or failures when first introduced or when new versions are released. The Company has in the past discovered software and data errors in certain of its products and enhancements, both before and after initial shipments, and has experienced delays or lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not occur in products, data or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors-- Risk of Product Defects."

     As of December 31, 1997, the Company's research and development organization consisted of 242 full time employees, 152 of whom are employed by the Company's operations in Bangalore, India. During 1995, 1996 and 1997, research and development expenses were approximately $6.0 million, $8.8 million and $11.2 million, respectively.

COMPETITION

     The market for the Company's products is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for open, client/server software, content databases and services solutions, and many of the Company's competitors offer software or content to address this market. Among the Company's principal competitors is IHS. The Company may face future competition from International Computex Inc., a consulting company which has announced its intention to sell low-end CSM systems. Further, the Company currently faces indirect competition from third-party professional service organizations and internal information systems and computer-aided design departments of potential customers that develop custom internal software.

     In the future, because there are relatively low barriers to entry in the software industry, the Company could experience additional competition from other established or emerging companies as the client/server application software market continues to develop and expand. In particular, RDBMS vendors, ERP vendors, PDM vendors, CAD vendors or professional service providers may enter the Company's market with competitive products. As the Company expands into Internet-based or other forms of product delivery, it may encounter additional competition from its existing competitors and other established or emerging companies. Many of these potential competitors have well-established relationships with the Company's current and potential customers, have extensive knowledge of client/server technology, better name recognition and significantly greater financial, technical, sales, marketing and other resources and are capable of offering single vendor solutions which span multiple industries. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of software industry consolidations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products.

     Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect its business, financial condition or results of operations.

     The Company believes that the principal competitive factors affecting its market include features such as the ongoing development of comprehensive software and integrated content products, openness, scalability, ability to integrate with third party products, functionality, adaptability, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSING

     The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. The Company currently has one patent application pending for object technology use for parametric searching. The Company seeks to protect its software, published data, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's product or to obtain and use information that the Company regards as proprietary. While the Company is not aware that any of its products infringes the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products.

     In addition, the Company relies on certain software and data that it licenses from third parties, including software and data that are used in the Company's products to perform certain functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The Company believes that substantially all of the software it licenses is available from vendors other than the Company's current vendors and could be replaced with equivalent software in a timely manner. However, it is possible that the loss of or inability to maintain any of these software licenses could result in delays or cancellations in product shipments until equivalent software can be identified and licensed or developed and integrated with the Company's products. Any such delay or cancellation could materially adversely affect the Company's business, financial condition or results of operations. See "Risk Factors--Dependence on Proprietary and Licensed Technology."

     The Company's products are generally provided to customers in object code format only. From time to time, in limited circumstances, the Company has licensed source code format subject to customary protections such as use restrictions and confidentiality agreements. In addition, certain customers have entered into source code escrow arrangements with the Company, pursuant to which the Company's source code could be released to the customer upon the occurrence of certain events, such as certain material breaches of the agreement. In the event of any such release of source code from escrow, the customer's license is generally limited to use of the source code to maintain, support and configure the Company's software products.

EMPLOYEES

     As of December 31, 1997, the Company employed 536 persons, of whom 264 were based in the United States, and 272 were based in India and other foreign countries. Of the total, 114 were engaged in sales and marketing, 250 were in product development and technical support, 135 were engaged in consulting services, and 37 were in finance and administration. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company. The Company has experienced no organized work stoppages and believes its relationships with its employees are good. The Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel in the computer software industry in both the United States and India is intense. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel and the failure to attract or retain such personnel could have a material adverse effect on the Company's business or results of operations.

PROPERTIES

     The Company's principal administrative, sales, marketing, support and software research and development facility is located in approximately 28,000 square feet of space in Mountain View, California. This facility is leased to the Company through May 1998. The Company also leases facilities of approximately 14,000 square feet of space in Nashua, New Hampshire and approximately 37,000 square feet of space in three locations in Bangalore, India. The Nashua facility is leased to the Company through August 2002. The Bangalore facilities are occupied under leases which expire in 1999 through 2004. In addition, the Company maintains sales and support offices in the metropolitan areas of Atlanta, Boston, Boulder, Chicago, Cleveland, Dallas, Denver, Detroit, Los Angeles, New York, London, Munich, Milan, Paris, and Tokyo. The Company believes that its current facilities are adequate for its needs through the end of 1998, and that, should it be needed, suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company may be involved in legal proceedings. As of the date hereof, to the Company's knowledge, there are no material proceedings in which the Company is involved or litigation pending against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company who are elected by and serve at the discretion of the Board of Directors, and their ages as of December 31, 1997, are as follows:

                Name                       Age                              Position
------------------------------       -----------     -----------------------------------------------------
Dr. Romesh Wadhwani                      50           Chairman of the Board and Chief Executive Officer
Joseph A. Prang                          42           President, Chief Operating Officer and Director
David S. Dury                            49           Vice President and Chief Financial Officer
James C. Althoff                         44           Executive Vice President and Chief Technical Officer
Philip G. Nutburn                        48           Vice President, European Operations
David Horne                              45           Vice President, Marketing
Craig Palmer                             37           Vice President, Strategic Sourcing Group
Kenneth B. Belanger                      42           Vice President, Content Business Development
William Zierolf                          39           Vice President and General Manager, Knowledge Services
Patrick Quirk                            41           Vice President, Americas and Asia/Pacific Sales
Steven Goldby                            57           Director
Dennis G. Sisco                          51           Director
Mark A. Stevens                          38           Director

     Dr. Wadhwani founded the Company in 1990 and has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since January 1991. From January 1982 to March 1989, Dr. Wadhwani served as Chief Executive Officer of Cimflex Teknowledge, Corp. ("Cimflex"), a provider of factory automation products and systems. Dr. Wadhwani continued to serve as Chairman of the Board of Cimflex until July 1990. From 1973 to 1981, Dr. Wadhwani was Chief Executive Officer of Compuguard Corporation, a provider of building automation systems. Dr. Wadhwani received his M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University.

     Mr. Prang joined the Company as President and Chief Operating Officer in May 1994. Mr. Prang has also served as a Director of the Company since October 1995. Prior to joining the Company from January 1986 to May 1994, he served in numerous capacities at Cadence Design Systems, Inc. ("Cadence"), an electronic design automation software developer, including Vice President of Marketing, Vice President and General Manager of System Design Division and President of Systems Division. From June 1979 to January 1986, Mr. Prang served as Vice President of GenRad, Inc. ("GenRad"), a company specializing in simulation and test systems. Mr. Prang holds a B.S. in engineering technology and an M.S.M. from Purdue University. Mr. Prang is also a director of EPIC Design Technology, Inc., an electronic design automation software developer.

     Mr. Dury joined the Company in April 1996 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Dury served as Chief Financial Officer of NetFrame Systems, Inc., a network server manufacturer, beginning in March 1992. From August 1991 to February 1992, he served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a disk drive manufacturer. From December 1989 to August 1991, he served as Executive Vice President and Chief Financial Officer of Boole & Babbage, a software developer. Previously, Mr. Dury was employed by Priam Corporation from February 1983 to February 1989, serving first as Vice President and Chief Financial Officer, and then as President and Chief Operating Officer. Mr. Dury had several financial and operating management positions at Intel corporation from 1979 to 1983. Mr. Dury holds a B.A. in psychology from Duke University and an M.B.A. from Cornell University.

     Mr. Althoff joined the Company as Vice President, Software Operations in December 1991 and was appointed Executive Vice President and Chief Technical Officer in January 1997. Prior to joining the Company, from October 1981 to December 1991, Mr. Althoff served as Vice President of Engineering and General Manager of the Japan Business Unit of VLSI Technology/Compass Design & Automation, as ASIC developer. Mr. Althoff holds a B.S. in mathematics from Florida State University and an M.S. in computer science from California Institute of Technology.

     Mr. Nutburn joined the Company as Director of European Operations in November 1992. In January 1997, he was appointed as Vice President, European Operations. Prior to joining the Company, Mr. Nutburn worked as a consultant to the Company beginning in July 1992. Prior to that time, he served as director of worldwide sales for the electronics design automation division of GenRad from June 1991 to June 1992. Prior to that time Mr. Nutburn held various management positions at Silicon Valley Research, Inc. (formerly, Silvar-Lisco) and a division of Schlumberger Technologies, Inc. Mr. Nutburn holds a B.S. in electrical engineering from the University of Northumberland.

     Mr. Horne joined the Company in September 1996 as Vice President of Marketing. Before joining Aspect, Mr. Horne was Vice President of Marketing for Concentra Corporation from July 1994 to September 1996. From September 1982 to June 1994 he held a variety of sales and marketing management positions at Computervision Corporation, most recently Director of Worldwide Marketing operations. Mr. Horne holds a B.S. from the University of Massachusetts and an M.B.A. from Northeastern University.

     Mr. Palmer joined the Company as Vice President of Marketing in September 1994. In September 1996 he became Vice President, Online Services. In January 1998 he became Vice President, Strategic Sourcing Group. From February 1989 to September 1994, Mr. Palmer worked at Cadence, most recently as Director of Marketing from January 1993 to August 1994. Mr. Palmer also worked at Hewlett-Packard Company from February 1982 to February 1989, where he held several marketing management positions. Mr. Palmer holds a B.S. in electrical engineering from the University of Wisconsin.

     Mr. Belanger joined the Company as Vice President, Data Operations in March 1992. Prior to joining the Company, Mr. Belanger served as Director of Development at ExpertViews, Inc., a component information systems provider, from September 1989 to October 1991. Mr. Belanger holds a B.S. in engineering technology from the University of Massachusetts.

     Mr. Zierolf joined the Company as Vice President and General Manager, Knowledge Services in March, 1997. Prior to joining the Company, from October 1994 to March 1997 Mr. Zierolf served as President, Chief Executive Officer and Director of Teltech Resource Network, Inc., an information services and software provider. From February 1982 to October 1994 he was Vice President of Venture Development for Dun and Bradstreet. Mr. Zierolf holds a B.S. in Business Administration and Marketing and a B.S. in Communication Arts from Wittenberg University in Springfield, Ohio.

     Mr. Quirk joined the Company as Vice President, Americas and Asia/Pacific Sales in May 1997. Prior to joining the Company from July 1995 to May 1997, he served as Vice President-Worldwide Sales at Connect, Inc., an electronic commerce software company. From June 1993 to July 1995, Mr. Quirk served as Vice President-Americas at Avalon Software, Inc., an enterprise resource planning software company. From April 1989 to May 1993, he served as Group Sales Manager and National Account Manager at Oracle Corporation. From January 1983 to April 1989, Mr. Quirk held various sales management positions at Control Data Corporation. Mr. Quirk holds a B.S. in industrial engineering from the University of Wisconsin-Madison.

     Mr. Goldby was appointed to the Company's Board of Directors in March 1993. Mr. Goldby is the Chief Executive Officer of MDL Information Systems, Inc., an enterprise software company, where he has been employed since January 1982.

     Mr. Sisco was appointed to the Company's Board of Directors in September 1994. Mr. Sisco has been a Partner in Behrman Capital, a private equity investment firm, since January 1998. Mr. Sisco was an Executive Vice President at Cognizant Corporation, an information services company, from February 1995 until February 1997. Prior to that time, beginning in July 1993, Mr. Sisco was a Senior Vice President at the Dun & Bradstreet Corporation. Mr. Sisco was also the President of Cognizant Enterprises, a venture capital firm and a Subsidiary of Cognizant Corporation, a capacity in which he has served from December 1988 until February 1997. Mr. Sisco also serves as a director of TSI Software International, Inc., a software products firm, Oasis Healthcare Systems, a software firm specializing in clinical information systems, and Gartner Group, Inc., a market research firm.

     Mr. Stevens was appointed to the Company's Board of Directors in March 1993. Mr. Stevens has been a General Partner of Sequoia Capital, a venture capital firm, since March 1993. Prior to that time, beginning in July 1989, Mr. Stevens was an associate at Sequoia Capital. Mr. Stevens is a director of several privately held companies. Mr. Stevens holds a B.S. in electrical engineering, a B.A. in economics and an M.S. in computer engineering from the University of Southern California and an M.B.A. from the Harvard Business School.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1997 whose total salary and bonus for the year ended December 31, 1997 exceeded $100,000, for services in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                              Long Term
                                                                             Compensation
                                                                                Awards
                                                                          -----------------
                                                   Annual Compensation       Securities
                                                  ---------------------       Underlying          All Other
      Name and Principal Position          Year    Salary       Bonus          Options         Compensation
-------------------------------------   --------  ----------  ---------      -------------    -----------------
Romesh Wadhwani                            1997    $200,000    $100,000        125,000             $4,337 (1)
  Chairman of the Board                    1996    $200,000    $ 90,000        125,000             $9,640 (1)
  and Chief Executive Officer              1995    $200,000    $ 90,000             --                    --

Joseph Prang                               1997    $185,000    $ 85,000         35,000                    --
  President, Chief Operating               1996    $185,000    $ 76,500         50,000                    --
  Officer and Director                     1995    $185,000    $ 76,500             --                    --

James Althoff                              1997    $159,597    $ 48,373         35,063                    --
  Executive Vice President                 1996    $145,000    $ 45,000         25,000                    --
  and Chief Technical Officer              1995    $145,000    $ 45,000             --                    --

David Dury (2)                             1997    $169,209    $ 37,500         10,000                    --
  Vice President and                       1996    $114,968    $ 10,000        100,000                    --
  Chief Financial Officer                  1995          --          --             --                    --

David James Horne (3)                      1997    $138,692    $ 30,079          5,000                    --
  Vice President                           1996    $ 35,308          --         55,000                    --
  Marketing                                1995          --          --             --                    --

(1) Represents $4,337 and $9,640 paid by the Company for executive life insurance for which Mr. Wadhwani's estate is the beneficiary.
(2) Mr. Dury joined the Company in April 1996 as Vice President and Chief Financial Officer.
(3)  Mr. Horne joined the Company in September 1996 as Vice President of
     Marketing.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides the specified information concerning grants of options to purchase the Common Stock made during the fiscal year ended December 31, 1997 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable Value
                                                                                                    at Assumed Annual
                                                       % of Total                                   Rates of Stock Price
                                     Number of           Options                              Appreciation for Option Term (1)
                                     Options           Granted to                Expiration   --------------------------------
       Name                          Granted (2)       Employees     Price (3)     Date                5% ($)           10% ($)
------------------------           -------------      ----------    ----------   -----------   ---------------     ------------

Romesh Wadhwani                      125,000             5.96%       $21.75        6/4/07         1,709,807         4,332,987
Joseph Prang                          35,000             1.67%       $21.75        6/4/07           478,746         1,213,236
James Althoff                         35,063             1.67%       $21.75        6/4/07           479,608         1,215,420
David Dury                            10,000             0.48%       $21.75        6/4/07           136,785           346,639
David James Horne                      5,000             0.24%       $21.75        6/4/07            68,392           173,319

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the SEC's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) All options granted in fiscal 1997 under the Company's 1992 Stock Option Plan (the "1992 Option Plan") are immediately exercisable subject to the Company's right to repurchase unvested shares at the original exercise price upon termination of the optionee. Options and underlying shares generally vest over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Under the 1992 Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.

(3) All options listed were granted at market value on the date of grant, based on the closing sales price on the date of grant.

OPTION EXERCISES AND YEAR-END HOLDINGS

     The following table provides the specified information concerning exercises of options to purchase the Common Stock in the fiscal year ended December 31, 1997, and unexercised options held as of December 31, 1997, by the persons named in the Summary Compensation Table:

                          AGGREGATED OPTION EXERCISES

                           AND FISCAL YEAR-END VALUES

                                                            Number of Securities               Value of Unexercised
                                                           Underlying Unexercised                  In-the-Money
                            Shares                          Options at 12/31/97              Options at 12/31/97(1)
                           Acquired         Value     ---------------------------------   -------------------------------
        Name             on Exercise       Realized    Exercisable (2)   Unexercisable    Exercisable (2)   Unexercisable
-----------------      ----------------   ----------  ---------------    --------------   --------------    --------------
Romesh Wadhwani                   -               N/A     250,000              -           $9,387,500             -
Josesph Prang                     -               N/A      85,000              -           $3,333,750             -
James Althoff               275,000        $8,589,258     190,063              -           $8,932,156             -
David Dury                    4,000        $  109,122     116,000              -           $5,072,500             -
David James Horne             5,000        $   96,250      55,000              -           $1,763,750             -

(1) Based on a fair market value of $52.00, the closing price of the Common Stock on December 31, 1997 as reported by the Nasdaq National Market.

(2) All options granted in fiscal 1997 under the Company's 1992 Stock Option Plan (the "1992 Option Plan") are immediately exercisable subject to the Company's right to repurchase unvested shares at the original exercise price upon termination of the optionee. Options and underlying shares generally vest over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Under the 1992 Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash for services provided as a director. The Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") provides for the automatic grant of nonstatutory stock options to directors of the Company who are not employees of the Company or any parent or subsidiary corporation of the Company ("Outside Directors"). Under the Directors Plan, each Outside Director who had not previously been granted an option under any stock option plan of the Company was granted automatically on the effective date of the Company's initial public offering (the "IPO") an option to purchase 5,000 shares of Common Stock, which vests in full on the third anniversary of the date of grant. Each new Outside Director elected after the IPO is automatically granted on the date of his election an option to purchase 15,000 shares of Common Stock, which vests in three equal installments on the anniversary of the date of grant. In addition, each Outside Director previously granted an option under the Directors Plan will be granted automatically on the date of each annual meeting of stockholders an option to purchase 5,000 shares of Common Stock, which vests in full on the third anniversary of the date of grant. The exercise price of each option granted under the Directors Plan will equal the fair market value of the Common Stock on the date of grant, and the term of each option is ten years.

CHANGE OF CONTROL ARRANGEMENTS

     The agreements for options granted under the 1992 Stock Option Plan (the "1992 Option Plan") generally provide that the options may be immediately exercised, but that shares acquired upon such exercise will be subject to a repurchase right which lapses over a four-year period beginning on the date the option was granted. The agreements with respect to options to purchase 250,000 and 79,312 shares granted to Messrs. Wadhwani and Prang, respectively, provide that, in the event that the Company is acquired by another entity, the repurchase option applicable to such shares will lapse immediately upon the effective date of the transfer of control. The agreement with respect to an option to purchase 106,000 shares granted to David Dury provides that, in the event the Company is acquired by another entity within two years of his hire date, the repurchase option applicable to such shares will lapse with respect to 25% of such shares upon termination of Mr. Dury's employment with the acquiror.
The agreement with respect to an option to purchase 55,000 shares granted to David Horne provides that, in the event the Company is acquired by another entity, the repurchase option applicable to such shares will lapse with respect to 25% of such shares upon termination of Mr. Horne's employment with the acquiror.

     Pursuant to the terms of an employment offer letter dated April 29, 1994 from the Company to Mr. Prang, the Company sold 550,000 shares of its Common Stock to Mr. Prang for an aggregate purchase price of $110,000, subject to a repurchase option in favor of the Company which lapses over a four-year period. In the event that the Company is acquired by another entity, the repurchase option applicable to such shares will lapse immediately if the acquiror terminates Mr. Prang's employment without cause prior to April 29, 1998.

                  BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT

                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Common Stock of the company as of February 28, 1998 by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of its Common Stock;
(ii) each of the officers named in the Summary Compensation Table, (iii) each of the Company's directors; and (iv) all directors and executive officers as a group.

                                                                          Number of
                     Beneficial Owner                                      Shares  (1)          Percent of Total
-------------------------------------------------------------           ---------------        ------------------
Romesh Wadhwani (2)                                                          3,280,000                  22.4%
1300Charleston Road
Mountain View, CA 94043

Putnam Investments, Inc. (3)                                                   970,467                   6.6%
 One Post Office Square
 Boston, MA 2109

AMVESCAP PLC (4)                                                               747,900                   5.1%
 11 Devonshire Square
 London EC2M 4YR
 England

Pilgrim Baxter & Associates, Ltd. (5)                                          651,100                   4.4%
 825 Duportail Road
 Wayne, PA  19087

Joseph Prang (6)                                                               449,704                   3.1%

James Althoff (7)                                                              201,191                   1.4%

David Dury (8)                                                                 110,463                     *

David James Horne (9)                                                           55,339                     *

Dennis Sisco (10)                                                               15,280                     *

Mark A. Stevens (11)                                                             1,250                     *

Steven Goldby (12)                                                               1,250                     *

All directors and executive officers as a group (13 persons) (13)            4,452,336                  30.4%

-----------------------------
*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following February 28, 1998, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. All options held by the individuals named in the table are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws. Unless otherwise indicated, the individuals in the table may be contacted c/o Aspect Development, Inc., 1300 Charleston Road, Mountain View, CA 94943.

(2) Includes 250,000 shares subject to immediately exercisable options, 181,251 of these shares would not be vested within 60 days of February 28, 1998, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

(3) Based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 21, 1998. Includes 889,967 held by Putnam Investment Management, Inc. (of which 716,467 are specifically held by Putnam OTC & Emerging Growth Fund) and 80,500 shares held by The Putnam Advisory Company, Inc.

(4) Based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998, which states that each of AMVESCAP PLC, AVZ, Inc., A I M Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc. and INVESCO Realty Advisers, Inc. may be deemed to beneficially own 747,900 shares of Common Stock of the Company and that each entity may be deemed to have shared voting and dispositive power over such shares.

(5) Based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 17, 1998, which states that each of Pilgrim Baxter & Associates, Ltd. and PBHG Growth Fund may be deemed to beneficially own 651,100 shares of Common Stock of the Company and that each entity may be deemed to have sole voting and dispositive power over such shares.

(6) Includes 79,312 shares subject to immediately exercisable options, 76,464 of these shares would not be vested within 60 days of February 28, 1998, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

(7) Includes 140,063 shares subject to immediately exercisable options, 51,721 of these shares would not be vested within 60 days of February 28, 1998, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

(8) Includes 106,000 shares subject to immediately exercisable options, 63,752 of these shares would not be vested within 60 days of February 28, 1998, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

(9) Includes 55,000 shares subject to immediately exercisable options, 37,606 of these shares would not be vested within 60 days of February 28, 1998, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

(10) Includes 2,395 shares subject to options which are exercisable within 60 days of February 28, 1998.

(11) Represents 1,250 shares subject to options which are exercisable within 60 days of February 28, 1998.

(12) Represents 1,250 shares subject to options which are exercisable within 60 days of February 28, 1998.

(13) Includes 1,007,508 shares subject to immediately exercisable options or issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998 beneficially owned by executive officers and directors. 653,683 of these shares would not be vested within 60 days of February 28, 1998, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and reports of changes in ownership with the Commission. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater-than-10% stockholders were complied with and filed in a timely manner.

                              SELLING STOCKHOLDERS

     The Selling Stockholders hold Shares that were issued by Aspect in connection with the CADIS Merger. The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of February 28, 1998 by each Selling Stockholder. In addition, certain of the Selling Stockholders are venture capital funds, corporations or trusts which may distribute their shares to their partners, shareholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, shareholders or trust beneficiaries. Those shares may later be sold by those partners, shareholders or trust beneficiaries, or any of their respective distributees. As of November 18, 1997, none of the Selling Stockholders owned more than one percent of the Company's outstanding shares. Except as indicated, none of the Selling Stockholders has held any position or office (other than a non-officer employment relationship) or had any other material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                      Shares Beneficially      Shares Offered      Shares Beneficially
                                                      Owned Prior to the           by this              Owned After
              Selling Stockholders                       Offering (1)            Prospectus          the Offering (1)
------------------------------------------------     ----------------------  -------------------     ----------------------
Aperture Associates, L.P.........................          100,016                 91,884                  8,132
Christopher W. Beall.............................           10,242                  9,410                    832
Chancellor Venture Capital II, L.P. (2)..........           32,719                 30,059                  2,660
Sherrie L. Clapp.................................              250                    230                     20
Commonwealth Venture Partners II, L.P............           16,718                 15,359                  1,359
Drake & Co. for the Account of Citiventure III...          131,565                120,868                 10,697
Janet Eden-Harris................................            1,731 (3)                561                  1,170 (3)
Daniel J. Ellis..................................            2,037                  1,872                    165
EOS Partners SBIC, L.P...........................           63,061                 57,934                  5,127
Frontenac VI LP (1)..............................          179,291                164,713                 14,578
Linda Gartner....................................               16                     15                      1
Edward A. Green..................................            6,522                  5,992                    530
Caroline D. Himes................................              597                    549                     48
J.H. Whitney & Co................................           26,641                 24,475                  2,166
Bruce A. Jacquemard..............................            2,547                  2,340                    207
Thomas S. Kavanagh...............................           81,538                 74,908                  6,630
KME Venture III, L.P. (2)........................            6,882                  6,323                    559
James L. Mann....................................            2,552                  2,345                    207
Marquette Venture Partners II, L.P...............           48,662                 44,706                  3.956
Venkat A. Mohan..................................           23,781                 21,848                  1,933
John C. Morley...................................           10,710 (4)              9,656                  1,054 (4)
John D. Motycka..................................              815                    749                     66

                                                      Shares Beneficially      Shares Offered      Shares Beneficially
                                                      Owned Prior to the           by this              Owned After
              Selling Stockholders                       Offering (1)            Prospectus          the Offering (1)
------------------------------------------------     ----------------------  -------------------     ----------------------
MVP II Affiliates Fund LP........................             1,390                  1,277                    113
Norwest Equity Partners V........................           108,106                 99,316                  8,790
Samuel S. Pendleton..............................               243                    224                     19
Philadelphia Ventures II, L.P....................            53,190                 48,865                  4,325
Philadelphia Ventures Japan II, L.P..............             6,557                  6,024                    533
Robert E. King, Trustee for Heather Pines GS.....             1,667                  1,532                    135
Robert E. King, Trustee for M. Elizabeth
  King GS........................................             1,667                  1,532                    135
Robert E. King, Trustee for
Robert E. King, Jr. GS...........................             1,667                  1,532                    135
Thomas Smallwood.................................               168                    155                     13
Brooke E. Terpening..............................             3,261                  2,996                    265
The Hill Partnership III.........................           196,694                180,701                 15,993
Transition Three Limited Partnership.............            47,067                 43,240                  3,827
Whitney 1990 Equity Fund L.P.....................           106,566                 97,901                  8,665
Todd A. Wichers..................................               188                    173                     15
Wind Point Partners II, L.P......................           135,187                124,195                 10,992

_____________________
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days of February 28, 1998 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Chancellor LGT Asset Management, Inc. ("Chancellor LGT") is the investment is the investment manager for KME Venture III, L.P., Chancellor Venture Capital II, L.P. and Drake & Co. for the Account of Citiventure III (the "Chancellor Selling Shareholders") and other separately managed clients (the "Chancellor LGT Separate Accounts"). On behalf of the Chancellor Selling Stockholders and the Chancellor LGT Separate Accounts, Chancellor LGT has full discretion as to the voting and dispositive power and therefore may have "beneficial" ownership under securities laws over 281,766 shares of Common Stock. As of March 31, 1998, Chancellor LGT had voting and dispositive powers over 171,166 shares of Common Stock purchased in privately negotiated transactions for the account of the Chancellor Selling Stockholders and 110,600 shares of Common Stock purchased in the public market on behalf of the Chancellor LGT Separate Accounts of the 110,600 shares publicly purchased, Drake & Co. for the Account of Citiventure III holds 4,100 of these shares.

(4)  Includes 1,121 shares held by Ms. Eden-Harris.

(5)  Includes 200 shares held by McDonald & Co. for the account of John C.
     Morley.

                              PLAN OF DISTRIBUTION

     Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agents. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters," and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     The Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them. In addition, certain of the Selling Stockholders are venture capital funds, corporations or trusts which may distribute their shares to their partners, shareholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, shareholders or trust beneficiaries. Those shares may later be sold by those partners, shareholders or trust beneficiaries, or any of their respective distributees. At the time a particular offer of Shares is made a supplement to this Prospectus, if required, will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby.

     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus constitutes a part, effective until November 25, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). The following summary of certain provisions of the Common Stock and the Preferred Stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and By-Laws of the Company and by the provisions of applicable Delaware law.

COMMON STOCK

     As of February 28, 1998, there were approximately 14,660,292 shares of Common Stock outstanding held of record by approximately 177 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Subject to preferences applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series any or all of which may be greater than the rights of the Common Stock. The effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock may not be determined until the Board of Directors specifies the rights of the holders of such Preferred Stock. Such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairment of the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

OPTIONS TO PURCHASE COMMON STOCK

     In addition, at February 28, 1998, the Company had outstanding options to purchase 2,863,170 shares of Common Stock under its Stock Plans. The Company also has an aggregate of 585,518 shares of Common Stock reserved for future grant under its stock plans.

REGISTRATION RIGHTS

     In February 1997, pursuant to an Agreement and Plan of Reorganization (the "ZSoft Agreement") by and between the Company and ZSoft, Inc. ("ZSoft"), the Company issued 13,673 shares (the "Zhang Shares") of Common Stock, subject to certain escrow provisions provided therein, to Yong Zhang, the sole shareholder of ZSoft. Pursuant to the terms of the ZSoft Agreement, the Company agreed to register the Zhang Shares on a Form S-3 Registration Statement any time after January 15, 1998 at the demand of Mr. Zhang.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware Law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the Delaware Law) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Company's By-Laws provide that only the Company's Chief Executive Officer, a majority of the members of the Company's Board of Directors or holders of capital stock constituting at least 10% of the outstanding voting power may call a special meeting of stockholders. This provision of the By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. This provision also may have the effect of preventing changes in the management of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation, and its telephone number is (818) 502-1404.

                                 LEGAL MATTERS

     The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Aspect Development, Inc. at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to all years presented, are based in part on the reports of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of CADIS, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, which are not presented separately in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated January 20, 1998 with respect thereto, and are referred to herein in reliance upon the authority of said firm as experts in giving said reports.


          ASPECT DEVELOPMENT, INC.

          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
          The following Financial Statements are filed as part of this Report.

                                                                                        Page No.

Report of Ernst & Young LLP, Independent
 Auditors...............................................................................   F-2

Report of Arthur Andersen LLP, Independent Public Accountants...........................   F-3

Consolidated Balance Sheets as of December 31, 1997 and
 1996...................................................................................   F-4

Consolidated Statements of Operations for each of the three fiscal years
in the period ended December 31, 1997...................................................   F-5

Consolidated Statements of Stockholders' Equity for each of the three fiscal
years in the period ended December 31, 1997.............................................   F-6

Consolidated Statements of Cash Flows for each of the three fiscal years
in the period ended December 31, 1997...................................................   F-7

Notes to the Consolidated Financial Statements..........................................   F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Aspect Development, Inc.

We have audited the consolidated balance sheets of Aspect Development, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits. In November, 1997, the Company merged with CADIS, Inc. in a transaction that was accounted for as a pooling of interests. We did not audit the financial statements of CADIS, Inc., which statements reflected total assets of $6.3 million and $14.3 million as of December 31, 1997 and 1996, respectively, and net losses of $10.8 million, $2.1 million and $3.2 million, for the years ended December 31, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for CADIS, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aspect Development, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the business combination with CADIS, Inc., as described in the notes to the consolidated financial statements, in conformity with generally accepted accounting principles.



                                                   /s/ Ernst & Young LLP

Palo Alto, California
January 26, 1998

         REPORT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

To CADIS, Inc.

We have audited the consolidated balance sheets of CADIS, Inc. (a Delaware corporation) and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock, junior mandatorily redeemable preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, not presented separately herein, present fairly, in all material respects, the consolidated financial position of CADIS, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                       /s/ ARTHUR ANDERSEN LLP
Denver, Colorado
January 20, 1998

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PAR VALUE PER SHARE AMOUNTS)

December 31,                                                             1997                   1996
------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                      $     14,550           $     16,683
    Short-term investments                                               40,506                 41,148
    Accounts receivable, net of allowance for doubtful
    accounts of $295 and $250 in 1997 and 1996, respectively             13,366                  9,493
    Employee receivables                                                    151                     65
    Prepaid expenses and other current assets                             3,083                  1,213
------------------------------------------------------------------------------------------------------

    Total current assets                                                 71,656                 68,602

Property and equipment, net                                               8,771                  4,301
Other assets, net                                                         1,293                    370
------------------------------------------------------------------------------------------------------
                                                                   $     81,720           $     73,273
------------------------------------------------------------------------------------------------------



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                               $      2,009           $        951
    Accrued bonuses and commissions                                       2,077                    910
    Accrued merger costs                                                  2,883                      -
    Income taxes payable                                                  1,608                     45
    Other accrued liabilities                                             2,488                  2,146
    Deferred revenue                                                     11,136                  6,656
    Capital lease obligations - current portion                             346                    482
    Third-party royalties and fees                                          588                    972
------------------------------------------------------------------------------------------------------

    Total current liabilities                                            23,135                 12,162

Capital lease obligations                                                    11                    379

Junior mandatorily redeemable preferred stock                                 -                  1,986
Commitments

Stockholders' equity:
    Preferred stock, $0.001 par value per share, 2,000 authorized,
    none issued or outstanding                                                -                      -
    Common stock, $0.001 par value per share;  20,000 shares
    authorized, 14,433 and 13,497 issued and outstanding in
    1997 and 1996, respectively                                          81,627                 76,729
    Notes receivable from stockholders                                     (320)                  (320)
    Deferred compensation                                                  (376)                  (544)
    Accumulated translation adjustment                                     (302)                    65
    Accumulated deficit                                                 (22,055)               (17,184)
------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                           58,574                 58,746
------------------------------------------------------------------------------------------------------
                                                                   $     81,720           $     73,273
------------------------------------------------------------------------------------------------------

See accompanying notes.


              Consolidated Statements of Operations
              (in thousands, except per share amounts)



                                                    1997           1996           1995
                                                    ----           ----           ----
Revenues
   Licenses                                       $ 26,892      $ 16,043         $  8,123
   Subscription and  maintenance                    13,594         9,392            5,141
   Service and  other                                9,443         5,023            2,299
                                                  --------      --------         --------
                     Total revenues                 49,929        30,458           15,563

Cost of revenues
   Cost of license revenues                            346           612              298
   Cost of  subscription and maintenance             2,676         1,206            1,142
    revenues
   Cost ofservice and other revenues                 5,027         2,689            1,291
                                                  --------      --------         --------
                       Total cost of revenues        8,049         4,507            2,731

                                                  --------      --------         --------
Gross profit                                        41,880        25,951           12,832
                                                  --------      --------         --------
Operating expenses:
   Research and development                         11,213         8,762            6,031
   Sales and marketing                              26,730        13,540            7,128
   General and administrative                        5,304         4,030            2,253
   Merger costs                                      4,312             -                -
                                                  --------      --------         --------

Total operating expenses                            47,559        26,332           15,412
                                                  --------      --------         --------
Operating loss                                      (5,679)         (381)          (2,580)

Interest and other income                            3,066         1,805              268
Interest and other expense                            (665)         (209)             (83)
                                                  --------      --------         --------
Income (loss) before income taxes                   (3,278)        1,215           (2,395)
Provision for income taxes                           1,593           330              150
                                                  --------      --------         --------
Net income (loss)                                 $ (4,871)     $    885         $ (2,545)
                                                  --------      --------         --------
Net income (loss) per share-basic (1)             $  (0.35)     $   0.07         $  (0.28)
                                                  --------      --------         --------
Net income (loss) per share-diluted (1)           $  (0.35)     $   0.06         $  (0.28)
                                                  ========      ========         ========
Number of shares used in computing
per share amounts-basic  (1)                        13,817        12,005            9,025
Number of shares used in computing
per share amounts-diluted  (1)                      13,817        13,755            9,025

(1) Net income (loss)  per share for 1995 and 1996 are proforma computations.


See accompanying notes.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)


                                   CONVERTIBLE                         NOTES
                                 PREFERRED STOCK     COMMON STOCK   RECEIVABLE               ACCUMULATED                 TOTAL
                                 ---------------   ---------------     FROM       DEFERRED   TRANSLATION  ACCUMULATED STOCKHOLDERS'
                                 SHARES  AMOUNT    SHARES   AMOUNT STOCKHOLDERS COMPENSATION  ADJUSTMENT   DEFICIT      EQUITY
                                 ------  -------   ------   ------ ------------ ------------  ----------   --------      ------
Balance at December 31, 1994      3,687  $ 4,916    5,314   $12,049     $(110)      $   -      $   -       $(15,524)    $ 1,331
 Issuance of common stock for
 cash net of issue costs of $20       -        -      250     4,980         -           -          -              -       4,980
 Issuance of common stock
 upon exercise of options             -        -      413        79         -           -          -              -          79
 Issuance of common stock
 for note receivable                  -        -      300       210      (210)          -          -              -           -
 Deferred compensation related
 to grant of stock options            -        -        -       255         -        (255)         -              -           -
 Foreign currency translation
 adjustments                          -        -        -         -         -           -         (4)             -          (4)
 Amortization of deferred
 compensation                         -        -        -         -         -          14          -              -          14
 Net loss                             -        -        -         -         -           -          -         (2,545)     (2,545)
                                  -----  -------  -------   -------     -----       -----      -----       --------     -------
Balance at December 31,1995       3,687    4,916    6,277    17,573      (320)       (241)        (4)       (18,069)      3,855
 Conversion of preferred stock   (3,687)  (4,916)   3,687     4,916         -           -          -              -           -
 Issuance of common stock
 upon exercise of options             -        -      641       263         -           -          -              -         263
 Deferred compensation
 related to grant of stock
 options                              -        -        -       441         -        (441)         -              -           -
 Amortization of deferred
 compensation                         -        -        -         -         -         138          -              -         138
 Tax benefit from stock options       -        -        -       250         -           -          -              -         250
 Issuance of common stock
 Initial Public Offering net of
 issuance costs of $938               -        -    2,323    42,261         -           -          -              -      42,261
 Issuance of common stock for
 cash, net of issuance costs of       -        -      399    10,298         -           -          -              -      10,298
 $663
 Issuance of common stock
 upon exercise of warrants            -        -       95        30         -           -          -              -          30
 Option granted for dispute
 settlement                           -        -        -        90         -           -          -              -          90
 Issuance of common stock
 upon exercise of options from
 settlement (see note 4)              -        -       75       607         -           -          -              -         607
 Foreign currency translation
 adjustments                          -        -        -         -         -           -         69              -          69
 Net income                           -        -        -         -         -           -          -            885         885
                                  -----  -------  -------   -------     -----       -----      -----       --------     -------
Balance at December 31, 1996          -        -   13,497    76,729      (320)       (544)        65        (17,184)     58,746
 Issuance of common stock
 upon exercise of options             -        -      673     1,027         -           -          -              -       1,027
 Issuance of common stock
 under Employee Purchase Plan         -        -      182     1,307         -           -          -              -       1,307
 Foreign currency translation
 adjustments                          -        -        -         -         -           -        (367)            -        (367)
 Amortization of deferred
 compensation                         -        -        -         -         -         168           -             -         168
 Issuance of common stock for
 Redeemable Preferred Stock           -        -       42     1,986         -           -           -             -       1,986
 Issuance of common stock for
 software                             -        -       14       375         -           -           -             -         375
 Issuance of common stock upon
 exercise of options from
 settlement (see Note 4)              -        -       25       203         -           -           -             -         203
 Net loss                                                                                                    (4,871)     (4,871)
                                  -----  -------  -------   -------     -----       -----      -----       --------     -------
Balance at December 31, 1997          -  $     -   14,433   $81,627     $(320)      $(376)     $(302)      $(22,055)    $58,574
                                  =====  =======  =======   =======     =====       =====      =====       ========     =======

See accompanying notes

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                (IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                          1997              1996                 1995
                                                                          ----              ----                 ----
                                                                 ---------------------------------------------------------
Cash flows from  operating activities:
   Net income (loss)                                                  $ (4,871)           $    885               $(2,545)
Adjustments to reconcile net income (loss) to net cash from
   operating activities:
     Depreciation and amortization                                       3,096               1,792                   717
     (Gain) loss on disposals of assets                                     61                  (9)                    1
     Compensation related to options granted in settlement
      of dispute                                                             -                  90                     -
     Changes in items affecting operations:
      Accounts receivable                                               (3,873)             (4,801)               (2,912)
      Prepaid expenses and other current assets                         (1,870)               (526)                  (24)
      Accounts payable                                                   1,058                 599                   976
      Other accrued liabilities                                            342                 956                    52
      Accrued merger costs                                               2,883                   -                     -
      Income taxes payable                                               1,563                  45                     -
      Accrued bonuses and commissions                                    1,167                 910                     -
      Deferred revenue                                                   4,480               2,106                 2,370
      Third-party royalties and fees                                      (384)                155                     -
                                                                      --------            --------               -------
Net Cash provided by (used in) operating activities                      3,652               2,202                (1,365)
                                                                      --------            --------               -------
Cash flows from investing activities
      Purchases of property and equipment                               (7,429)             (3,453)                 (808)
      Proceeds from sales of property and equipment                         15                  25                     1
      Acquisition of Aspect-India                                            -                   -                   (90)
      Proceeds from sales of short-term investments                     56,662              30,949                 5,085
      Purchases of short-term investments                              (56,020)            (70,289)               (6,307)
      Decrease (increase) in employee note receivable                      (86)                157                  (170)
      Increase in other assets                                            (548)                 61                  (115)
                                                                      --------            --------               -------
Net cash used in investing activities                                   (7,406)            (42,550)               (2,404)
                                                                      --------            --------               -------
Cash flows from financing activities
      Principal payments on capital lease obligations                     (553)               (705)                 (413)
      Proceeds from initial public offering, net of offering costs           -              42,261                     -
      Proceeds from additional issuance of common stock,
      net of offering costs                                              2,548              11,197                 5,059
                                                                      --------            --------               -------
Net cash provided by financing activities                                1,995              52,753                 4,646
                                                                      --------            --------               -------

Net increase (decrease) in cash and cash equivalents                    (1,759)             12,405                   877
Effect of exchange rates on cash                                          (374)                 (9)                   (3)
Cash and cash equivalents at the beginning of the period                16,683               4,287                 3,413
                                                                      --------            --------               -------
Cash and cash equivalents at the end of the period                    $ 14,550            $ 16,683               $ 4,287
                                                                      ========            ========               =======
Supplemental disclosure of cash flow information
      Cash paid during the period for interest                        $     44            $    116               $    83
                                                                      ========            ========               =======
      Income taxes paid                                               $    143            $     67               $    51
                                                                      ========            ========               =======
Supplemental schedule of noncash financing activities
      Equipment acquired under capital lease obligations              $     49            $    401               $   953
                                                                      ========            ========               =======
      Conversion of preferred stock to common stock                   $  1,986            $  4,916               $     -
                                                                      ========            ========               =======
      Issuance of common stock for note receivable                    $      -            $      -               $   210
                                                                      ========            ========               =======
      Issuance of common stock for software                           $    375            $      -               $     -
                                                                      ========            ========               =======
      Tax benefits from stock options                                 $      -            $    250               $     -
                                                                      ========            ========               =======

See accompanying notes.

                   Notes to Consolidated Financial Statements
                   ------------------------------------------

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Principles of Consolidation


Aspect Development, Inc. (the "Company") develops, markets and supports enterprise client/server software and reference data products that enable manufacturers to improve product development and business processes through component and supplier management. The Company sells licensed software and reference data products to customers and provides software and data services for customers both within and outside the United States.

The consolidated financial statements comprise the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany balances and transactions. On November 25, 1997, the Company acquired CADIS, Inc. in a merger transaction accounted for as a pooling of interests (see Note
2).

Foreign Exchange

Assets and liabilities of the Company and its wholly-owned foreign subsidiaries are translated from the local currency to the United States dollar at year-end exchange rates. Income and expense items are translated on a quarterly basis at the average rates of exchange prevailing during the quarter. The adjustment resulting from translating the financial statements of the Company and its foreign subsidiaries is reflected as an accumulated translation adjustment in stockholders' equity. Foreign currency transaction gains and losses are included in results of operations and were immaterial for all periods presented. The Company has not entered into any material hedging contracts in the three years ended December 31, 1997.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Revenue Recognition

Licenses are comprised of perpetual license fees, which are recognized as revenue after execution of a license agreement or receipt of a definitive purchase order, and shipment of the product if no significant vendor obligations remain and collection of the resulting receivables is deemed probable. Where delivery involves significant installation obligations at multiple sites, revenues are recognized on a per-site basis upon completion of installation. Product returns and allowances (which were not significant through December 31, 1997) are estimated and provided for at the time of sale.

Revenue from subscription and maintenance agreements is deferred and recognized on a straight-line basis over the life of the related agreement, which is typically one year.

Service and other revenues are comprised of service, consulting and development fees. Service revenues from training and consulting are recognized upon completion of the work to be performed. Development fees are recognized as revenue in accordance with the terms of the agreements, generally when related costs have been incurred. Generally, the Company retains complete ownership of technology developed under these agreements. The related costs are charged as incurred. Under these development agreements, costs totaled approximately $167,000 for fiscal year 1995 and none for fiscal years 1996 and 1997.

Per Share Amounts

Effective December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." As required by SFAS No. 128, all prior periods presented have been restated.

Under the new requirements for calculating EPS, the dilutive effect of stock options and convertible securities is excluded from a new EPS measure, basic EPS. Except as noted below, diluted EPS is computed using the weighted average number of common shares outstanding after the issuance of common stock upon exercise of stock options (using the treasury stock method) and the issuance of common stock upon the conversion of convertible preferred stock (using the as-if-converted method) when their effect is dilutive.

Basic and diluted EPS for 1996 and 1995 have been retroactively restated to apply the requirements of Staff Accounting Bulletin No. 98 issued by the SEC in February 1998 ("SAB 98"). Under SAB 98, certain shares of common stock and options and warrants to purchase shares of common stock issued at prices substantially below the per share price of shares sold in the Company's initial public offering that were previously included in the computation of shares outstanding pursuant to the Staff Accounting Bulletins Nos. 55, 64, and 83 are now excluded from the computation.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     Years ended December 31,
                                                                -------------------------------------
                                                                  1997          1996           1995
                                                                -------       -------        --------
Basic:
Weighted average Common stock outstanding                       13,817         10,530           5,338
Convertible preferred stock                                          -          1,475           3,687
                                                             ---------     ----------     -----------
Total weighted average common and common equivalent
shares outstanding                                              13,817         12,005           9,025
Net income (loss)                                            $  (4,871)    $      885     $    (2,545)
Net income (loss) per share  (1)                             $   (0.35)    $     0.07     $     (0.28)

Diluted:
Weighted average Common stock outstanding                       13,817         10,530           5,338
Common stock equivalents (treasury stock method)                     -          1,750               -
Convertible preferred stock                                          -          1,475           3,687
                                                             ---------     ----------     -----------
Total weighted average common and common equivalent
   shares outstanding                                           13,817         13,755           9,025
Net income (loss)                                            $  (4,871)    $      885     $    (2,545)
Net income (loss) per share  (1)                             $   (0.35)    $     0.06     $     (0.28)

(1) Net income (loss) per share for 1995 and 1996 are proforma computations.

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash investments and trade receivables. The Company has a cash investment policy that limits investments to investment grade securities. The Company's revenues consist primarily of license and subscription fees for its applications software and reference data products from large manufacturers in the United States, Europe and Asia. The Company has historically sold primarily to large financially stable institutions and has not obtained collateral. The Company has not incurred significant credit losses during any of the periods presented. Increases in the Company's allowance for bad debts (expense) in 1997, 1996 and 1995 were approximately $52,000, $281,000 and $70,000, respectively. Outstanding customer receivables written off and deducted from the allowance account in each of those years were approximately $7,000, $112,000 and $11,000, respectively.

     During the year ended December 31, 1997 one customer accounted for 11% of revenues. No other customer in any of the three years ended December 31, 1997 accounted for more than 10% of revenues.

Product Concentration

The Company currently derives substantially all of its revenues from the licensing of its Explore client/server software, the VIP family of reference databases, the Krakatoa Web Catalog Publisher, and fees from related services. These products and services are expected to continue to account for substantially all of the Company's revenues for the foreseeable future. While the Company believes that to date its customers have not experienced significant problems with such products, if the Company's customers were to do so in the future or if they were dissatisfied with product functionality or performance, the Company's business, financial condition or results of operations could be materially adversely affected.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with minimum yield risks and maturities of less than 90 days at time of purchase to be cash equivalents.

The Company's investment policy is to protect the value of its investment portfolio and to minimize principal risk by earning returns based on current interest rates.


At December 31, 1997, all of the Company's cash equivalents and short term investments were designated as "available-for-sale" and, in accordance with FAS 115, are presented at fair value in the financial statements. As of December 31, 1997, the carrying value of the Company's short-term investments approximated the current fair value. Therefore no adjustment has been recorded as a separate component of equity as of December 31, 1997. Realized gains and losses to date have not been material. The cost of securities sold is based on specific identification.

At December 31, 1997 and 1996, the Company's debt securities consisted of $8.4 million and $10.7 million of US Government Agency obligations and $36.2 million and $32.9 million of domestic corporation debt issues, all of which mature within one year. At December 31, 1997 and 1996, $4.1 million and $5.4 million, respectively, of debt securities were included in cash equivalents.

At December 31, 1997, no debt securities held by the Company were classified as "held-to-maturity". At December 31, 1996, $8.5 million of U.S. Government Agency obligations were classified as "held-to-maturity" and presented at their amortized cost. At December 31, 1996, $5.5 million of "held-to-maturity" debt securities were included in cash equivalents. All of the Company's short-term investments mature within twelve months.

Property and Equipment

Office and computer equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the respective assets (generally two to five years). Equipment under capital lease obligations is recorded at cost and amortized on a straight-line basis over the shorter of its estimated life or the term of the lease (generally three years). Accumulated depreciation of assets under capital leases was approximately, $1.8 million and $1.3 million at December 31, 1997 and 1996, respectively. Property and equipment consists of the following (in thousands):

                                                                                      December 31,
                                                                     -------------------------------------------
                                                                         1997                            1996
                                                                         ----                            ----
Office and computer equipment                                        $  12,152                          $  5,140
Computer equipment under capital lease
    obligations                                                          2,295                             2,295
                                                                     ---------                          --------
                                                                        14,447                             7,435
Accumulated depreciation and amortization                               (5,676)                           (3,134)
                                                                     ---------                          --------
Property and equipment, net                                          $   8,771                          $  4,301
                                                                     =========                          ========

On January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The effect of adopting this statement was immaterial to the Company's consolidated financial position or operating results.

Research and Development

Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 1997, all research and development costs have been expensed.

Reclassification

The Company has reclassified certain prior year balances to conform with current year's presentation.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements and is required to be adopted by the Company beginning in fiscal 1998. Additionally, the Fiancial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas and major customers. SFAS No. 131 will be effective for the Company for fiscal 1998 and will apply to both annual and interim financial reporting. The Company is evaluating the potential impact of these accounting pronouncements on required disclosures, but believes that SFAS No. 130 and SFAS No. 131 will not have a material impact on the financial condition or results of operations of the Company.

In October 1997, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for the Company's transactions entered into subsequent to December 31, 1997. Based upon the Company's reading and interpretation of SOP 97-2, the Company does not believe that the implementation of the statement will have a material adverse effect on expected revenues or earnings. However, detailed implementation guidelines for this standard have not yet been issued. Once issued, such detailed guidance could lead to unanticipated changes in the Company's reported revenues and earnings. In the event implementation guidance is contrary to the Company's revenue accounting practices, the Company believes it can change its current business practices to comply with this guidance and avoid any material adverse effect on reported revenues and earnings. However, there can be no assurance this will be the case.

2.   BUSINESS COMBINATION

On November 25, 1997, the Company acquired all of the outstanding shares of CADIS, Inc. ("CADIS"), a privately held Delaware corporation which develops, markets, and supports component and supplier management software, by issuing approximately 1,411,000 shares of the Company's common stock. The acquisition was accounted for as a pooling-of-interests and the accompanying consolidated financial statements of Aspect for prior periods have been restated to include the operating results of CADIS. In connection with the transaction, the Company incurred approximately $4.3 million in merger related expenses, including $0.9 million in consulting fees to financial advisors, $0.7 million for legal and other professional fees, $0.7 million for personnel severance and outplacement expenses and $0.6 million for facilities consolidation expense. Of the merger expenses, a total of approximately $2.9 million was accrued at December 31, 1997.

There were no materially significant intercompany transactions between the the Company and CADIS prior to the merger and there were no significant accounting reclassifications required to conform the financial reporting of the two companies.

The following information shows revenue and net income of the separate companies during the periods preceding the combination (in thousands):

                                               Ten Months
                                               ----------
                                                 Ended
                                                 -----
                                              October 31,                December 31,            December 31,
                                              -----------                ------------            -------------
                                                  1997                       1996                    1995
                                     --------------------------------------------------------------------------
Revenue:

Aspect                                            $36,170                    $24,235                    $13,693
CADIS                                               4,564                      6,223                      1,870
                                     --------------------------------------------------------------------------
                                                  $40,734                    $30,458                    $15,563
                                     ==========================================================================

Net income (loss):

Aspect                                            $ 6,614                    $ 3,009                    $   681
CADIS                                              (6,725)                    (2,124)                    (3,226)
                                     --------------------------------------------------------------------------
                                                  $  (111)                   $   885                    $(2,545)
                                     ==========================================================================


3.      LEASE OBLIGATIONS

The Company leases eight office facilities under noncancelable operating leases which expire at various dates through September 2004. The Company also rents certain property and equipment under operating leases. Rental expense for all operating leases was $2,377,942, $933,193 and $727,499 for 1997, 1996 and 1995,
respectively.  See Note 10.

Future minimum lease payments under operating and capital lease obligations which have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 are as follows (in thousands):

                                                       Operating       Capital
                                                        Leases          Leases
            Year ending December 31,
                   1998                                $  1,859         $  361
                   1999                                   1,565             11
                   2000                                   1,519              -
                   2001                                   1,288              -
                   2002                                     948              -
                Thereafter                                3,496              -
                                                    -----------     ----------
             Total minimum lease payments              $ 10,675            372
                                                    ===========     ----------
            Less amount representing interest                               15
                                                                    ----------
            Present value of net minimum lease
            payments                                                       357
            Less current portion                                           346
                                                                    ----------
            Non-current portion                                         $   11
                                                                    ==========

4.      STOCKHOLDERS' EQUITY

CADIS was authorized to issue a total of 1,985,705 shares of Junior Mandatorily Redeemable Preferred stock ("Junior Preferred"), all of which had been issued as of December 31, 1996. The holders of Junior Preferred were entitled to liquidation preferences of $1.00 per share and were not entitled to dividends. The Junior Preferred was mandatorily redeemable at $1.00 per share on each of July 31, 2000, 2001, and 2002. All of the outstanding Junior Preferred was converted to common stock of the Company at the time of the acquisition of CADIS.

CONVERTIBLE PREFERRED STOCK

Each aggregate share of Series A, B and C preferred stock outstanding was automatically converted into one share of common stock upon the initial public offering of the Company's common stock on May 24, 1996 (a total of 3,687,117 shares). In 1996, the Company's Certificate of Incorporation was amended to authorize the issuance of 2,000,000 shares of undesignated preferred stock and 20,000,000 shares of common stock. The Board did not authorize any additional shares in 1997.

COMMON STOCK SUBJECT TO REPURCHASE

The Company has previously issued shares of common stock which are subject to the Company's right to repurchase at the original issuance price upon the occurrence of certain events, as defined in the agreement relating to the sales of such stock. At December 31, 1996 and December 31, 1997, approximately 351,042 and 138,542 shares, respectively, were subject to repurchase. In the event that a stockholder negotiates to sell all or part of the stock to a third party, the Company has a right of first refusal to repurchase that stock at the negotiated price.

STOCK OPTIONS

Amended and Restated 1992 Stock Option Plan. In 1996, the Company adopted its Amended and Restated 1992 Stock Option Plan (the "Plan"), which authorizes the board of directors to grant incentive stock options or nonqualified stock options to purchase up to 3,930,000 shares of common stock to employees, officers, directors and consultants of the Company. The Plan allows for the grant of incentive stock options to employees and the grant of nonstatutory stock options to eligible participants.

The option price shall be at least 100% and 85% of the fair value on the date of the grant for incentive stock options and nonqualified stock options, respectively, except for options granted to a person owning greater than 10% of the total voting power of the Company, for which the exercise price of the options must not be less than 110% of the fair market value at the time of grant. Options generally become exercisable upon grant subject to repurchase rights in favor of the Company until vested. At December 31, 1996 and December 31, 1997, a total of 47,872 and 11,470 shares of common stock, respectively, previously exercised under the plan were subject to repurchase. Shares generally vest over a period of four years, with 1/8 of the shares subject to option vesting at the end of the six months after commencement of employment, and the remainder vesting ratably over the next 42 months. Options may be granted with different vesting terms. Options are exercisable for a term of ten years after the date of grant except those options granted to a person owning greater than 10% of the total vesting power of stock of the Company, which are exercisable for a term of five years after the date of grant. The options are not transferrable.

In the event of a sale or merger of the Company, the board may arrange with the acquiring corporation for such corporation either to assume the Company's rights and obligations under the outstanding options or to substitute new options for the acquiring corporation's stock for such outstanding options. Options that are neither assumed nor substituted by the acquiring corporation, nor exercised as of the date of the sale or merger, terminate and cease to be outstanding as of the date of the transaction.

On November 25, 1997, in connection with the merger of the Company and CADIS described in Note 2, the Company substituted options covering 117,842 shares of common stock for options granted under the CADIS option plan and assumed the rights and obligations of CADIS with respect to the outstanding options. The options are generally exercisable only when vested, and have similar vesting terms as options granted under the Aspect Plan.

1996 Outside Directors Stock Option Plan.   In 1996 the Company adopted its 1996
Outside Directors Stock Option Plan (the "Directors Plan") and reserved for issuance a total of 100,000 shares of common stock. The Directors Plan provides for the automatic grant of nonstatutory stock options to directors of the Company who are not employees of the Company or any parent or subsidiary corporation of the Company ("Outside Directors"). Under the Directors Plan, each Outside director who had not previously been granted an option under a stock option plan of the Company was granted automatically on the effective date of the IPO an option to purchase 5,000 shares of common stock. Each new Outside Director elected after the date of the IPO is granted automatically on the date of election an option to purchase 15,000 shares of common stock. Such options will become vested in three annual installments on the anniversary of the date of grant. In addition, each Outside Director previously granted an option under the Directors Plan is granted automatically on the date of each annual meeting of the stockholders after 1996 an option to purchase 5,000 shares of common stock. Each such subsequent option will become vested in full on the third anniversary of the date of grant. The exercise price of each option granted under the Directors Plan is equal to the fair market value of the common stock on the date of grant, and the term of each option is ten years. Options granted under the Directors plan are nontransferable.

1997 Nonstatutory Stock Option Plan. In 1997, the Company adopted its 1997 Nonstatutory Stock Option Plan (the "1997 Plan"), which authorizes the board of directors to grant nonqualified stock options to purchase up to 1,200,000 shares common stock to eligible participants. The option exercise price shall be at least 85% of the fair market value of the Company's common stock on the date of grant of the option. The options are not transferable. The shares issued under the 1997 Plan are subject to the Company's right to repurchase all shares not vested to the employee under the 1997 Plan at the participant's original cost. Shares vest ratably over a 48-month period.

Information with respect to activity under the plans is as follows (in thousands except per share and exercise price amounts):

                                                   Options
                                                  Available                      Outstanding Options             Weighted Average
                                                  for Grant            Number of Shares      Price Per Share      Exercise Price
                                                  ----------           ----------------      ---------------     ----------------
Balance at December 31, 1994                          555                  1,913                   $ 0.05-$3.68     $  0.25

    Options Granted                                  (584)                   584                   $ 0.70-$3.68     $  0.86

    Exercised                                           -                   (412)                  $ 0.05-$1.84     $  0.19

    Canceled                                          178                   (178)                  $ 0.05-$1.84     $  0.27
                                            -------------             ----------              -----------------     -------

Balance at December 31, 1995                          149                  1,907                   $ 0.05-$3.68     $  0.45

   Additional Shares Authorized                     1,700                      -                         -              -

    Options Granted                                (1,055)                 1,055                  $ 0.70-$26.75     $ 10.57

    Exercised                                           -                   (639)                  $ 0.05-$8.10     $  0.41

    Canceled                                          108                   (108)                  $ 0.20-$8.10     $  1.48
                                            -------------             ----------             ------------------     -------

Balance at December 31, 1996                          902                  2,215                  $ 0.05-$26.75     $  5.23
   Additional Shares Authorized                     1,200
                                                                             -                           -                -
    Options Granted                                (1,671)                 1,671                  $ 3.00-$44.82     $ 28.77

    Exercised                                           -                   (693)                 $ 0.05-$33.75     $  1.75

    Canceled                                          172                   (172)                 $ 0.20-$43.34     $ 19.07
                                            -------------             ------------           ------------------     --------

Balance at December 31, 1997                          603                  3,021                  $ 0.05-$44.82     $ 18.35
                                            =============             ============           ==================     ========

At December 31, 1997, options to purchase 2,966,728 shares were exercisable (2,172,218 shares at December 31, 1996).

The Company has recorded for financial statement purposes, deferred compensation expense of $0.7 million for the difference between the exercise price and the deemed fair value of the common stock with respect to certain options granted in 1995 and 1996. This amount is being amortized over the vesting period of the individual options, generally four years. Compensation expense recognized in fiscal 1997, 1996 and 1995 total approximately $168,000, $138,000 and $14,000, respectively.  At December 31, 1997, deferred compensation totaled $376,000.

1996 Employee Stock Purchase Plan.   In 1996, the Company adopted its 1996
Employee Stock Purchase Plan (the "Purchase Plan"). A total of 600,000 shares of common stock have been reserved for issuance under the Purchase Plan and 181,448 have been issued as of December 31, 1997. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during concurrent 24-month offering periods. Each offering period is divided into four consecutive six-month purchase periods. The price at which stock is sold under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period commenced approximately two weeks prior to the effective date of the IPO.

STOCK WARRANTS


In 1992, warrants to purchase 55,970 shares of Series A Preferred Stock at an exercise price of $0.67, were issued in connection with equipment lease arrangements. In 1993, warrants to purchase an additional 8,333 shares of Series A Preferred Stock at an exercise price of $1.50 and 29,412 shares of Series C Preferred Stock at an exercise price of $1.85, were issued in connection with an extension of the equipment lease arrangements. During 1995, warrants to purchase an additional 14,286 shares of Series C preferred stock at an exercise price of $3.50 per share were issued in connection with the further extension of the lease line. All outstanding warrants were exercised in May 1996 in connection with the Company's IPO. As of December 31, 1997, there were no outstanding warrants.

OPTION ISSUED AS SETTLEMENT

     During 1996, the board of directors approved the issuance of an option to a third party to purchase up to 100,000 shares of common stock at a price of $8.10 per share to obtain the release of all claims arising from a dispute with such party. The Company recorded an expense of $90,000 in connection with this grant. A total of 75,000 of these options were exercised in 1996 for proceeds of $607,000 and the remaining 25,000 options were exercised in January 1997 for proceeds of $203,000.

STOCK COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model for 1996 and 1997, with the following weighted-average assumptions for 1996 and 1997, respectively: risk-free interest rates of 5.64% and 6.00%; a dividend yield of 0.0%; volatility factors of the expected market price of the Company's common stock of .75 and .70; and a weighted-average expected life of the option of 2.0 and 2.5 years beyond each respective vesting period. The weighted average fair value of options granted during 1996 and 1997 was $4.56 and $13.97, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):


                                                         1997                     1996                    1995
                                                 ---------------------   ----------------------   ---------------------
Pro forma net income (loss)                                  $(13,157)                    $ 222                $(2,588)

Pro forma earnings
       (loss) per share-basic                                $  (0.95)                    $0.02                $ (0.29)

Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

The following table summarizes information regarding stock options outstanding at December 31, 1997.

                      ---------------------------------------------------------------     -------------------------------
                                         Options Outstanding                                     Options Exercisable
                      ---------------------------------------------------------------     -------------------------------
                                                        Weighted
           Range                      Shares            Average            Weighted                            Weighted
             of                     Outstanding        Remaining            Average                             Average
          Exercise                     at              Contractual         Exercise          Number            Exercise
           Prices                December 31, 1997       Life               Price          Exercisable           Price
    ------------------          --------------------  -------------       ----------       ------------       ----------
       $0.05 - $0.70                 631,542               6.96             $ 0.52           631,542             $ 0.52
        1.23 - 7.30                  505,766               8.16               6.31           476,304               6.40
        7.60 - 21.30                 357,837               8.99              16.65           332,619              17.22
       21.75 - 21.75                 605,941               9.63              21.75           605,941              21.75
       22.38 - 33.13                 734,722               9.57              33.99           734,722              33.99
      $40.00 - $44.81                185,600               9.84              42.12           185,600              42.12
                                   ---------            -------           --------         ---------           --------
                                   3,021,408               8.75             $18.35         2,966,728             $18.56
                                   =========            =======           ========         =========           ========

5.  NOTES RECEIVABLE FROM STOCKHOLDERS

In 1994, the Company issued 550,000 shares of common stock to an officer at a purchase price of $0.20 per share in exchange for a full-recourse promissory note bearing interest at 6.31% per year. Interest is payable annually, and the principal is due in 2003.

In 1995, the Company issued 300,000 shares of common stock to an officer, at a purchase price of $0.70 per share, in exchange for a full-recourse promissory note bearing interest at 6.31% per year. Interest is payable annually, and the principal is due in 2004.

6.  INCOME TAXES

The provision for taxes consists of the following (in thousands):

                                                                           Years ended December 31,
                                             ------------------------------------------------------------------------------------
                                                         1997                           1996                           1995
                                                    ---------------               -----------------               ---------------
Current:
  Federal                                              $      1,027                     $      353                      $      36
  State                                                         466                             53                              1
  Foreign                                                       100                             33                            113
                                                       ------------                     ----------                      ---------

                                                              1,593                            439                            150

Deferred:
       Federal                                                    -                           (109)                             -
                                                       ------------                     ----------                      ---------
                                                       $      1,593                     $      330                      $     150
                                                       ============                     ==========                      =========


The Company's effective income tax provision differs from the Federal statutory rate of 34% due to the following (in thousands):

                                                                               YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------------------
                                                                       1997               1996               1995
                                                                -----------------   -----------------   ---------------
Expected tax provision (benefit) at federal statutory rate               $(1,114)             $  413           $  (814)
State taxes (net of federal benefit)                                         308                  35                51
Net operating losses not currently usable                                  2,598                 722             1,097
Non-deductible acquisition costs                                             519                   -                 -
Foreign taxes                                                                100                   -               113
Research credits                                                            (350)                  -              (278)
Foreign tax credits                                                            -                   -              (158)
Other                                                                        239                  49               139
Prior year net operating losses not benefited                               (707)               (889)                -
                                                             ---------------------------------------------------------
Provision for income taxes                                               $ 1,593              $  330           $   150
                                                             =========================================================
Effective tax rate                                                          N.M.               27.16%             N.M.

As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $37.0 million, of which approximately $23.7 million relate to CADIS preacquistion net operating losses. The Company also had federal research and development tax credit carryforwards of approximately $1.7 million. The federal net operating loss and credit carryforwards will expire between 2007 and 2012 if not utilized.

Due to a change in ownership in 1991, the utilization of approximately $10.0 million of CADIS net operating loss carryforwards incurred prior to that date are limited in accordance with the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. In addition, due to the change in ownership which resulted from Aspect Development, Inc.'s acquisition of CADIS, there is an overall annual limitation of approximately $3.1 million with respect to the entire $23.7 million of CADIS's preacquisition net operating losses.

The Company's net operating losses and credits may also be subject to an annual limitation due to the ownership change provisions should the Company itself experience an ownership change.

Significant components of the Company's deferred tax assets are as follows:

                                                                             December 31,
                                                      -----------------------------------------------------------
                                                            1997                 1996                 1995
                                                      -----------------   ------------------   ------------------

Deferred tax assets:
  Net operating loss carryforwards                            $ 13,000              $ 7,000              $ 5,300
  Research credit carryforwards                                  1,700                1,100                  800
  Foreign tax credits                                              400                  300                  300
  Other timing differences                                       2,000                  800                  500
                                                              --------              -------              -------
Total deferred tax assets                                       17,100                9,200                6,900
Valuation allowance                                            (17,100)              (9,200)              (6,900)
                                                              --------              -------              -------
Net deferred tax assets                                       $     --              $    --              $    --
                                                              ========              =======              =======


The valuation allowance increased by $1.1 million during the year ended December 31, 1995. Approximately $8.7 million of the valuation allowance relates to net operating losses and other tax attributes acquired in the CADIS acquisition (see
Note 2) which have not been benefited. Approximately $7.7 million of the valuation relates to benefits of stock option deductions which, if recognized, will be allocated directly to shareholder's equity.

7.  JOINT VENTURE

The Company entered into a Limited Liability Company ("LLC") Agreement with CMP Media Inc. ("CMP") dated April 4, 1997. The LLC was established to provide news, promotional materials, literature, product data, reference material, application information tutorials, seminars, product and software demonstrations and other services through the Internet and corporate intranets to the electronic engineering community in North America. Currently, the ownership of the LLC is shared equally between the Company and CMP, each contributing $1.0 million to establish the LLC. In fiscal 1997, the Company's share of losses in the joint venture amounted to $0.6 million. This amount was charged to Interest and other expense.

8.  INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

The Company develops, markets and supports enterprise client/server software and reference data products that enable manufacturers to improve product development and business processes through component and supplier management. The Company operates in a single industry segment.

The Company's foreign operations consist of sales, marketing, and support activities in subsidiaries and distributors throughout the world and development and support activities in India. The Company's export sales were as follows (in thousands):

                                               Year Ended December 31,
                                               ------------------------
                                                1997     1996     1995
                                               ------   ------   ------
Net Revenues from unaffiliated customers:
  Europe                                       $  976   $2,398   $2,189
  Asia                                          1,046      229      748
                                               ------   ------   ------
     Total export sales                        $2,022   $2,627   $2,937
                                               ======   ======   ======

Operating income generated by the Company and their corresponding identifiable assets classified by major geographic area were as follows (in thousands):


                                                            Year Ended December 31,
                                                        ----------------------------
                                                           1997      1996      1995
                                                         -------   -------   -------
Net Revenues from unaffiliated
 customers:
  North America                                            $41,431   $24,282   $12,626
  Europe                                                     7,452     5,947     2,189
  Other international operations                             1,046       229       748
                                                           -------   -------   -------
     Total net revenues                                    $49,929   $30,458   $15,563
                                                           =======   =======   =======

Income (loss) from operations:

  North America                                            $(9,328)  $(4,520)  $(4,811)
  Europe                                                     3,520     4,789     1,823
  Other international operations                               129      (650)      408
                                                           -------   -------   -------
     Loss from operations                                  $(5,679)  $  (381)  $(2,580)
                                                           =======   =======   =======
Identifiable assets:
  North America                                            $74,144   $68,896   $13,396
  Europe                                                     5,340     3,425       587
  Other international operations                             2,236       952       176
                                                           -------   -------   -------
     Total identifiable assets                             $81,720   $73,273   $14,159
                                                           =======   =======   =======

9.  401 (K) PLAN

Under the Company's 401(k) Plan, an employee may defer and invest up to 20% of his or her compensation, subject to an annual limitation. As of December 31, 1997, the Company had not elected to make any matching contributions under the Plan.

10.  EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT

In early 1998, the Company signed three new leases commencing between February and April 1998, for new office facilities. Future minimum lease payments under the lease are as follows (in thousands):

                                                                 Operating
                                                                   Lease
                                                               ------------
                     Year ending December 31,
                             1998                                 $   400
                             1999                                     460
                             2000                                     464
                             2001                                     290
                             2002                                      41
                                                                  -------

                     Total minimum lease payments                 $ 1,655
                                                                  =======

     Additionally, in February 1998, the Company executed a three-year sublease agreement which commences in April 1998. Under this agreement, the Company will receive annual rental income of approximately $0.5 million.

================================================================================

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy securities other than the securities to which it relates or an offer to sell or solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the deliver of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


TABLE OF CONTENTS                                               PAGE
                                                                ----
Available Information..........................................   2
The Company....................................................   2
Risk Factors...................................................   4
Capitalization.................................................  11
Price Range of Common Stock....................................  12
Selected Consolidated Financial Data...........................  13
Management's Discussion and Analysis of  Financial Condition
 and Results Of Operations.....................................  16
Business.......................................................  25
Management.....................................................  36
Executive Compensation and Other Matters.......................  39
Beneficial Security Ownership of Management and Certain
 Beneficial Owners.............................................  43
16(a) Beneficial Ownership Reporting Compliance................  45
Selling Stockholders...........................................  46
Plan of Distribution...........................................  48
Description of Capital Stock...................................  49
Legal Matters..................................................  50
Experts........................................................  50
Index to Financial Statements.................................. F-1

     Through and including ______ __, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                 [ASPECT LOGO]

                               1,296,459 Shares
                                 COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market filing fee.

                                                                                             To Be Paid
                                                                                               By The
                                                                                             Registrant
                                                                                             ----------
    Securities and Exchange Commission registration fee............................           $ 19,793
    Nasdaq National Market additional listing fee..................................           $ 17,500
    Accounting fees and expenses...................................................           $ 65,000
    Printing expenses..............................................................           $  8,000
    Transfer agent and registrar fees and expenses.................................           $    500
    Blue Sky fees and expenses (including legal fees)..............................           $      0
    Legal fees and expenses........................................................           $ 60,000
    Miscellaneous expenses.........................................................           $      0
                                                                                             ---------
          Total....................................................................           $170,793
                                                                                             =========

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Restated Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

     These indemnification provisions [and the indemnification agreement entered into between the Registrant and each of its officers and directors] may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     [The Company has obtained liability insurance for the benefit of its directors and officers.]

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.  [UPDATE]

     Since April 3, 1995, the Registrant has issued and sold the following securities which were not registered under the Securities Act of 1933, as amended:

     a. On May 1, 1996 the Registrant approved the issuance of an option to The Hearst Corporation to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.10 per share in connection with the settlement of a dispute.

     b. From inception through March 31, 1996 the Registrant issued and sold an aggregate of 497,857 shares of Common Stock to 45 employees and former employees of the Registrant for aggregate consideration of approximately $78,000 upon exercise of stock options granted pursuant to the Registrant's 1992 Stock Option Plan.

     c. In February 1997, pursuant to an Agreement and Plan of Reorganization (the "ZSoft Agreement") by and between the Company and ZSoft, Inc. ("ZSoft"), the Company issued 13,673 shares (the "Zhang Shares") of Common Stock, subject to certain escrow provisions provided therein, to Yong Zhang, the sole shareholder of ZSoft.

     d. Pursuant to an exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act, on November 25, 1997, the Registrant issued a total of 1,381,230 shares of Common Stock to the former stockholders of CADIS, Inc. as contemplated by the Agreement and Plan of Reorganization. 1,296,459 of those shares are being registered under this Registration Statement on Form S-1.


     There were no underwriters employed in connection with any of the transactions set forth in Item 26.

     The issuances described in Items 15(a) through 15(c) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, certain issuances described in Item 15(d) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

   ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

       Exhibit
       Number                                 Exhibit Title
      ---------  --------------------------------------------------------------------------------
        3.1(1)   Restated Certificate of Incorporation.

        3.2(1)   Form of Restated Certificate of Incorporation to be filed with the Delaware
                 Secretary of State following the closing of this offering.

        3.3(1)   By-Laws.

        4.1(1)   Restated Rights Agreement dated December 3, 1993.

        5.1      Opinion and consent of Gray Cary Ware & Freidenrich LLP.

       10.1(1)   Amended and Restated 1992 Stock Option Plan and forms of agreements thereunder.

       10.2(1)   1996 Employee Stock Purchase Plan.

       10.3(1)   1996 Outside Directors Stock Option Plan and forms of agreement thereunder.


Exhibit
Number                                    Exhibit Title
--------             ----------------------------------------------------------------------------------------------
                     10.4(1)   Sublease Agreement between the Company and Insignia Solutions, Inc. dated
                               December 9, 1995.

                     10.5(1)   Agreement of Lease between the Company and Mareld Company, Inc., dated June 2,
                               1994.

                     10.6(1)   Agreement of Lease between Aspect Development India and M.S. Janardhan
                               Corporation, dated September 18, 1995.

                     10.7(1)   Agreement of Lease between Aspect-DCM Pvt. Ltd. and the co-owners of Leo Shopping
                               Complex, dated February 10, 1994.

                     10.8(1)   Master Lease Agreement between the Company and Comdisco, Inc., dated July 2, 1992.

                     10.9(1)   Business Loan Agreement between the Company and Silicon Valley Bank, dated
                               November 14, 1995.

                     10.10(2)  Agreement and Plan of Reorganization dated November 18, 1997 among Aspect
                               Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

                     10.11(3)  Amendment to Agreement and Plan of Reorganization dated November 21, 1997 among
                                Aspect Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

                     21.1      List of Subsidiaries.

                     23.1      Consent of Ernst & Young LLP, Independent Auditors.

                     23.2      Consent of Arthur Andersen LLP, Independent Public Accountants

                     27.1      Financial Data Schedule.

-------------------------

(1) Incorporated by reference to identically numbered exhibit to the Registrant's Registration Statement on Form SB-2 (file no. 333-3840-LA) filed on April 19, 1996
(2) Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K filed December 10, 1997
(3) Incorporated by reference to Exhibit 2.2 to Registration's Form 8-K filed December 10, 1997

         (b)     Financial  Statement Schedules

          Financial Statement Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto. Refer to page 32 of this Form S-1.

ITEM 17.      UNDERTAKINGS


A.      The undersigned Registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.      The undersigned Registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.


        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mountain View, State of California on April 3, 1998.


                                     ASPECT DEVELOPMENT, INC.

                                     By: /s/ David S. Dury
                                         --------------------------------------
                                         David S. Dury
                                         Vice President and Chief
                                         Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Romesh T. Wadhwani and David S. Dury, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


   Signature                                 Title                                    Date
   ---------                                 -----                                    ----

/s/ Romesh T. Wadhwani        Chairman of the Board and Chief Executive           April 3, 1998
-----------------------       Officer (Principal Executive Officer)
Romesh T. Wadhwani


/s/ Joseph Prang              President, Chief Operating Officer and              April 3, 1998
-----------------------       Director
Joseph Prang

/s/ David S. Dury             Vice President and Chief Financial Officer          April 3, 1998
-----------------------       (Principal Financial and Accounting Officer)
David S. Dury

/s/ Steven B. Goldby          Director                                            April 3, 1998
-----------------------
Steven B. Goldby


/s/ Dennis Sisco              Director                                            April 3, 1998
-----------------------
Dennis Sisco

/s/ Mark Stevens              Director                                            April 3, 1998
-----------------------
Mark Stevens



                                   INDEX TO EXHIBITS

Exhibit Number                       Exhibit Title
--------------            ------------------------------------------------------------------------
  3.1(1)                  Restated Certificate of Incorporation.

  3.2(2)                  By-Laws.

  4.1(3)                  Restated Rights Agreement dated December 3, 1993.

  5.1                     Opinion and consent of Gray Cary Ware & Freidenrich LLP.

*10.1(3)                  Amended and Restated 1992 Stock Option Plan and forms of agreements thereunder.

*10.2(3)                  1996 Employee Stock Purchase Plan.

*10.3(3)                  1996 Outside Directors Stock Option Plan and forms of agreement thereunder.

 10.4(3)                  Sublease Agreement between the Company and Insignia Solutions, Inc. dated
                          December 9, 1995.

 10.5(3)                  Agreement of Lease between the Company and Mareld Company, Inc., dated
                          June 2, 1994.

 10.6(3)                  Agreement of Lease between Aspect Development India and M.S. Janardhan
                          Corporation, dated September 18, 1995.

 10.7(3)                  Agreement of Lease between Aspect-DCM Pvt. Ltd. and the co-owners of Leo
                          Shopping Complex, dated February 10, 1994.

 10.8(3)                  Master Lease Agreement between the Company and Comdisco, Inc., dated July
                          2, 1992.

 10.9(3)                  Business Loan Agreement between the Company and Silicon Valley Bank, dated
                          November 14, 1995.

 10.10(4)                 Agreement and Plan of Reorganization dated November 18, 1997 among Aspect
                          Development, Inc., Hawaii Acquisition Corporation and CADIS, Inc.

 10.11(5)                 Amendment to Agreement and Plan of Reorganization dated November 21, 1997 among Aspect Development, Inc., Hawaii Acquisition Corporation and CADIS,
                          Inc.



Exhibit Number                       Exhibit Title
--------------            -----------------------------------------------------

21.1                      List of Subsidiaries.

23.1                      Consent of Ernst & Young LLP, Independent Auditors.

23.2                      Consent of Arthur Andersen LLP, Independent Auditor.

27.1                      Financial Data Schedule.

----------------------------------------
(1)  Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2 (file no.
     333-3840-LA) filed on April 19, 1996 (the "Form SB-2")
(2)  Incorporated by reference to Exhibit 3.2 to the Form SB-2
(3)  Incorporated by reference to identically numbered exhibit to the Form SB-2
(4)  Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K filed December 10, 1997
(5)  Incorporated by reference to Exhibit 2.2 to Registration's Form 8-K filed December 10, 1997

          (a)  Financial Statement Schedules.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.